  EXHIBIT 10.44

Execution Copy

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of the 27th day of January, 2012 (the “Execution Date”) by and between Regenerative Sciences, LLC, a Colorado limited liability company (“Licensor”), and BioRestorative Therapies, Inc., a Nevada corporation (“Licensee”).

INTRODUCTION

1.	Licensor possesses certain intellectual property relating to the extraction, isolation, growth, storage and transplantation of stem cells and progenitor cells, among others.

2.	Licensee desires to license from Licensor such intellectual property for the purpose of developing and commercializing procedures and products for certain purposes as described herein containing and/or utilizing certain stem cells and/or progenitor cells, among others, and Licensor desires to grant such a license to Licensee in accordance with the terms and conditions of this Agreement.

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Licensee and Licensor agree as follows:

1.	DEFINITIONS

When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Section 1.

1.1      “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” means the ownership, directly or through one or more Affiliates, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, “control” will include the ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, or status as a general partner in any partnership. The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

1.2      “Annual Net Sales” means the aggregate Licensee Net Sales or Licensor Net Sales, as the case may be, during a Calendar Year.

1.3      “Business Day” means a day on which the banks in the United States of America are open for business.

1.4      “Calendar Quarter” means a calendar quarter ending on the last day of March, June, September or December.

1.5      “Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.

1.6      “Cell Population” means any population of cells, including bone marrow, in which stem cells and/or progenitor cells are present.

1.7      “CFR” means the United States Code of Federal Regulations.

1.8      “Confidential Information” means, with respect to a Party (the “Disclosing Party”), information, regardless of the form in which that information is constituted, which is provided by the Disclosing Party to the other Party (the “Receiving Party”) and is marked by the Disclosing Party as confidential or information the disclosure of which could be detrimental to the interests of the Disclosing Party. Confidential Information of the Disclosing Party includes Information of the Disclosing Party, as defined in the Prior Confidentiality Agreement.

Confidential Information of the Disclosing Party excludes any information that the Receiving Party can establish by written records:

(i)      was known by the Receiving Party prior to the receipt from the Disclosing Party;

(ii)     was disclosed to the Receiving Party by a Third Party having the right to do so and without such Third Party imposing a confidentiality obligation on the Receiving Party;

(iii)    was, or subsequently became, publicly known through no fault of the Receiving Party, its Affiliates or any of the officers, directors, employees or agents of the Receiving Party or its Affiliates; or

(iv)    was concurrently or subsequently developed by personnel of the Receiving Party without having had access to the Disclosing Party’s Confidential Information.

1.9       “Control” or “Controlled” means, with respect to a Party and any item of Know-How or any Intellectual Property Right, the possession by such Party or its Affiliates of the right (whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement)), to assign, or grant a license, sublicense or other right to or under, such Know-How or Intellectual Property Right as provided for herein.

1.10      “Cover”, “Covered” or “Covering” means that, in the absence of a license granted to a Person under a Valid Claim, the practice by such Person of an invention claimed in such patent would infringe such Valid Claim.

1.11      “Device” means a device described in U.S. Patent Appln. No. 12/939,856.

1.12      “Device IP” means Licensor IP covering a Device.

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1.13      “Executive Officer” means, with respect to a Party, the Chief Executive Officer of such Party (or the officer or employee of such Party then serving in a substantially equivalent capacity) or his/her designee who reports directly to such Chief Executive Officer (or such other officer or employee).

1.14      “Exploit” and, with correlative meaning, “Exploitation”, means to develop, use, make, have made, market, offer to sell, sell, have sold, distribute, import or otherwise exploit.

1.15      “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.16      “Field” means all uses and administration of stem cells, progenitor cells and/or Cell Populations for the treatment of the disc and spine, including preventive treatment.

1.17      “First Commercial Use” means, with respect to a Procedure or Product in a country in the Territory, the first clinical use of such Procedure or sale or use of a Product in such country. Uses of Procedures or uses or sales of Products which are not for value shall not be considered a First Commercial Use.

1.18      “Freedom-To-Operate Analysis” means a patent and patent application clearance analysis on unexpired patents and published applications of Third Parties that cover any and all aspects of the Products and Procedures. A Freedom-To-Operate Analysis is jurisdiction specific, providing reasonable assurance that development and use of the Products and Procedures in the jurisdiction will not be subject to infringement liability.

1.19      “Hypoxic Culture Method” means a method for culturing cells for use in repairing damaged avascular zones described in U.S. Patent Appln. No. 13/132,840.

1.20      “Hypoxic Culture Method IP” means Licensor IP covering a Hypoxic Culture Method.

1.21      “Improvements” means improvements, modifications, enhancements and developments.

1.22      “Intellectual Property Rights” means Patent Rights, trade secret rights, copyrights, trademarks, and other forms of proprietary, industrial or intellectual property rights.

1.23      “Know-How” means any tangible and/or intangible information (including information with respect to treatments, delivery devices, stored cells from treated patients, patient selection, patient screening, cell collection, cell processing, cell culture, cell transplantation, and follow up protocols and procedures), know-how, show-how, ideas, data (including pharmacology and clinical data), inventions, designs, specifications, processes, techniques, formulae, sketches, drawings, models, apparatus, equipment, databases, research, experimental work, development, software programs and applications, software source documents, third party licenses, studies, works of authorship, materials (including advertising, promotional, marketing and training materials), trade secrets, technology and other Intellectual Property Rights (other than Patent Rights), including any and all SOPs required to Exploit Procedures and/or Products, including those set forth on Exhibit G, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form, in each case with respect to the Field or otherwise.

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1.24      “Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.25      “Licensee Indemnitees” means Licensee, its Affiliates and Sublicensees, and the agents, directors, officers, managers, employees and other controlling Persons of Licensee, its Affiliates and Sublicensees.

1.26      “Licensee Net Sales” means the amount invoiced by Licensee and its Affiliates to Third Parties for (i) Procedures utilizing the Licensor IP; (ii) sublicenses of the Licensor IP; (iii) sales of Products based upon the Licensor IP; and (iv) other payments derived from the use of the Licensor IP, but, with regard to (i) through (iv), only to the extent monies are actually received by Licensee and/or its Affiliates. In no event will “Licensee Net Sales” include (a) trade discounts, credits or allowances; (b) credits or allowances granted upon returns, rejections or recalls; (c) amounts payable resulting from governmental (or any agency thereof) mandated rebate programs; (d) chargebacks and other amounts paid on the sale or dispensing of Procedures or Products; (e) taxes, tariffs and duties; (f) transportation, freight, postage, importation, insurance and other handling expenses; (g) delayed ship order credits; (h) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts; (i) amounts received from Licensor or its Affiliates; (j) amounts received as grants from any governmental body, quasi-governmental body or foundation; or (k) amounts received from Third Parties in connection with clinical trials.

1.27      “Licensor Core IP” means, collectively, Device IP and Hypoxic Culture Method IP.

1.28      “Licensor Core Patent Rights” means any Patent Right identified as “Licensor Core Patent Rights”, as set forth in Exhibit B-1.

1.29      “Licensor IP” means, collectively, Licensor Know-How, Licensor Patent Rights and any other Intellectual Property Rights covering a Procedure and/or a Product.

1.30      “Licensor Know-How” means all Know-How that (a) is Controlled by Licensor and/or its Affiliates as of the Effective Date or at any time thereafter, and (b) relates to a Procedure or a Product.

1.31      “Licensor Indemnitees” means Licensor, its Affiliates and Sublicensees, and the agents, directors, officers, managers, employees and other controlling Persons of Licensor, its Affiliates and Sublicensees.

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1.32      “Licensor Net Sales” means the amount invoiced by Licensor and its Affiliates to Third Parties for (i) Procedures utilizing the Hypoxic Culture Method IP; (ii) sublicenses of the Hypoxic Culture Method IP; (iii) sales of Products based upon the Hypoxic Culture Method IP; and (iv) other payments derived from the use of the Hypoxic Culture Method IP, but, with regard to (i) through (iv), only to the extent monies are actually received by Licensor and/or its Affiliates. In no event will “Licensor Net Sales” include (a) trade discounts, credits or allowances; (b) credits or allowances granted upon returns, rejections or recalls; (c) amounts payable resulting from governmental (or any agency thereof) mandated rebate programs; (d) chargebacks and other amounts paid on the sale or dispensing of Procedures or Products; (e) taxes, tariffs and duties; (f) transportation, freight, postage, importation, insurance and other handling expenses; (g) delayed ship order credits; (h) discounts pursuant to indigent patient programs and patient discount programs and coupon discounts; and (i) amounts received from Licensee or its Affiliates.

1.33      “Licensor Non-Core IP” means Licensor IP, including Licensor Improvements, other than Licensor Core IP.

1.34      “Licensor Non-Core Patent Rights” means any Patent Right identified as “Licensor Base Non-Core Patent Rights”, as set forth in Exhibit B-2, and any Licensor Other Non-Core Patent Rights.

1.35      “Licensor Other Non-Core IP” means Licensor IP covering Licensor Other Non-Core Patent Rights.

1.36      “Licensor Other Non-Core Patent Rights” means any Patent Right identified as “Licensor Other Non-Core Patent Rights”, as set forth on Exhibit B-3.

1.37      “Licensor Patent Rights” means, collectively, Licensor Core Patent Rights and Licensor Non-Core Patent Rights.

1.38      “Orthopedic Field” means the treatment of the musculoskeletal system (other than Spinal).

1.39      “Party” means Licensor or Licensee.

1.40      “Patent Rights” means (a) patent applications (including provisional applications); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to or claiming the priority date(s) of any of the foregoing; (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof; and (e) all patents claiming overlapping priority therefrom.

1.41      “Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

1.42      “Prior Confidentiality Agreement” means the Mutual Confidentiality Letter Agreement, dated April 1, 2011, between Licensor and Licensee.

1.43      “Procedure” means the use of any stem cell and/or progenitor cell and/or Cell Population for or in connection with treatment or prevention.

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1.44      “Product” means any autologous or allogeneic stem cell, progenitor cell or Cell Population, any cell derivative thereof, or a Device.

1.45      “Royalty Term” means, with respect to a Procedure or Product and a country, the period of time beginning with the First Commercial Use of such Procedure or Product in such country and continuing until the earliest of (a) the expiration of the last Valid Claim of the Licensor Patent Rights Covering the manufacture, use or sale of such Product or the use of such Procedure in such country, (b) the date on which the last claim of the Licensor Patent Rights Covering the manufacture, use or sale of such Product or the use of such Procedure in such country would have expired had there been a Valid Claim or (c) the termination of this Agreement.

1.46      “SEC” means the United States Securities and Exchange Commission.

1.47      “SOP” means standard operating procedure.

1.48      “Spinal” means the vertebral discs and their related structures, which include the intervertebral disc, the disc annulus, the nucleus pulposis, and the associated spinal nerve. This term encompasses the cervical, thoracic, and lumbar spine, despite the fact that as of the Effective Date hereof, data only exist for the lumbar spine.

1.49      “Sublicensee” means a Person to whom Licensee or Licensor, or its Affiliate or another Sublicensee, has been granted a sublicense in accordance with the terms of this Agreement.

1.50      “Territory” means all countries of the world, excluding Argentina and Asia, except that, with respect to the Device IP, the term “Territory” means all countries of the world.

1.51      “Third Party” means any Person other than the Parties and their Affiliates.

1.52      “U.S.C.” means the United States Code.

1.53      “Valid Claim” means an issued claim of an unexpired patent that has not been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

1.54      Other Defined Terms. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section

1933 Act	4.2(a)(iii)
Action	2.4(e)
Adverse Patient Event	3.1
Agreement	Preamble
Analysis	2.2(a)
Auditing Party	4.9
Bankruptcy Code	12.3

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Definition	Section
Biologics License Application	Exhibit D
BLA	Exhibit D
Breaching Party	11.2(a)
Business	9.3(a)(i)
Cayman Islands Sublicense	2.1(c)
Claimed Infringement	6.4(a)
Closing	2.3
Core Infringement	6.3(b)
Core License	2.1(a)(ii)
CSC	5.3(b)
Determination to Proceed	2.2(b)(ii)
Development Activities	5.2
Device License	2.1(a)(i)
Disclosing Party	1.8
Effective Date	2.3
Execution Date	Preamble
Exclusive Sublicense	2.1(c)(i)
FDA Action	4.5
Hypoxic Culture Method License	2.1(a)(ii)
IDE	Exhibit D
IND	Exhibit C
Initial License Consideration	4.2(a)
Initial License Fee	4.1(a)(ii)
Initial Sublicense Fee	4.1(b)
Licenses	2.1(a)(iii)
Licensee	Preamble
Licensee Determination Notice	2.2(b)(i)
Licensee Effectiveness Confirmation	2.5(c)
Licensee Foreign Exploitation Notice	8.1(b)(ii)
Licensor	Preamble
Licensor Determination Notice	2.2(b)(iii)
Licensor Improvements	6.1
Licensor Effectiveness Confirmation	2.4(c)
Losses	8.1(a)
Non-Breaching Party	11.2(a)
Non-Core License	2.1(a)(iii)
Non-U.S. License Fee	4.1(a)(ii)
Non-U.S. Sublicense	2.1(c)(ii)(A)
Notifying Party	3.2
Other Licensor Facilities	Exhibit E
PMA	Exhibit D
Receiving Party	1.3
Severed Clause	12.8
Shares	4.2(b)(i)

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Definition	Section
Sublicenses	2.1(c)
Term	11.1
U.S. Facilities	5.4
U.S. License Fee	4.1(a)(i)
U.S. Sublicense	2.1(c)
Warrant	4.2(a)
Warrant Form 1	4.2(a)
Warrant Form 2	4.2(a)

1.55        Construction. In construing this Agreement, unless expressly specified otherwise;

(a)      references to Sections and Exhibits are to sections of, and exhibits to, this Agreement;

(b)      use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(c)      headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d)      any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; and

(e)      the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

2.           LICENSE; FREEDOM-TO-OPERATE ANALYSIS; CLOSING

2.1          Licenses to Licensee; Sublicenses to Licensor.

(a)          Grants.

(i)	Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Licensor hereby grants to Licensee a perpetual, exclusive, irrevocable, royalty-bearing, sublicenseable (in accordance with Section 2.1(b)), transferable license, under the Device IP, to Exploit Procedures and/or Products in the Field and outside the Field in the Territory (the “Device License”).

(ii)	Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Licensor hereby grants to Licensee a perpetual, exclusive, irrevocable, royalty-bearing, sublicenseable (in accordance with Section 2.1(b)), transferable license, under the Hypoxic Culture Method IP, to Exploit Procedures and/or Products in the Field and outside the Field in the Territory (the “Hypoxic Culture Method License” and together with the Device License, the “Core License”).

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(iii)	Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Licensor hereby grants to Licensee a perpetual, exclusive, irrevocable, royalty-bearing, sublicenseable (in accordance with Section 2.1(b)), transferable license, under the Licensor Non-Core IP, to Exploit Procedures and/or Products in the Field in the Territory (the “Non-Core License” and together with the Core License, the “Licenses”).

(iv)	Notwithstanding any other provision of this Agreement, Licensor hereby reserves all rights not expressly granted to Licensee.

(b)          Licensee Sublicenses. Licensee shall have the right to grant to its Affiliates and to Third Parties sublicenses under each License granted in Section 2.1(a). Each such sublicense shall be in writing and shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement. Licensee shall not permit any Sublicensee to use Licensor’s name, trade names or trademarks without Licensor’s prior written consent. Upon the request of Licensor, Licensee shall furnish to Licensor a list of all Persons to whom sublicenses have been granted by Licensee pursuant to this Agreement. Each such list shall be considered Confidential Information.

(c)          Sublicenses to Licensor.

(i)	Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Licensee hereby grants to Licensor an exclusive, royalty-bearing, sublicenseable (in accordance with Section 2.1(d)), transferable sublicense, under the Hypoxic Culture Method IP, to Exploit Procedures and/or Products in the Orthopedic Field in the Territory (the “Exclusive Sublicense”). As a matter of clarification, it is understood and agreed that, as a result of the grant of the Exclusive Sublicense, Licensee shall not be permitted to use the Hypoxic Culture Method IP to Exploit Procedures and/or Products in the Orthopedic Field in the Territory.

(ii)	Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Licensee hereby grants to Licensor a non-exclusive, royalty-bearing, nonsublicenseable, non-transferable (except in accordance with Section 12.1) sublicense, under the Hypoxic Culture Method IP and the Non-Core IP, to use but not otherwise Exploit Procedures and/or Products in the Field

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(A)	at one, and only one, facility in the Cayman Islands (the “Cayman Islands Sublicense”); provided, however, that, in the event that Licensor does not operate a facility in the Cayman Islands, then, at the request of Licensor, but such subject to the written consent of Licensee (such consent not to be unreasonably withheld), such sublicense shall apply to a different country outside the United States but within the Territory (instead of the Cayman Islands) (the Cayman Islands sublicense or such other sublicense, as the case may be, being referred to as the “Non-U.S. Sublicense”); provided, however, that neither Licensor nor any Affiliate or Sublicensee thereof shall be permitted to operate a facility in any such jurisdiction that competes with a facility operated by Licensee or any Affiliate or Sublicensee thereof; and

(B)	at U.S. Facilities, but only to the extent provided for in Section 5.4 (the “U.S. Sublicense” and together with the Exclusive Sublicense and the Non-U.S. Sublicense, the “Sublicenses”).

(d)            Licensor Sublicenses. Licensor shall have the right to grant to its Affiliates and to Third Parties sublicenses under each sublicense granted in Section 2.1(c). Each such sublicense shall be in writing and shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement. Licensor shall not permit any Sublicensee to use Licensee’s name, trade names or trademarks without Licensee’s prior written consent. Upon the request of Licensee, Licensor shall furnish to Licensee a list of all Persons to whom sublicenses have been granted by Licensor pursuant to this Agreement. Each such list shall be considered Confidential Information.

2.2          Freedom-To-Operate Analysis; Determination Notices.

(a)          Analysis. Following the execution of this Agreement, Licensee shall engage its intellectual property counsel to perform a Freedom-To-Operate Analysis with regard to the Licensor Patent Rights in the United States (the “Analysis”).

(b)          Determination Notices.

(i)	Based upon its review of the Analysis, Licensee shall have the right to determine in its sole discretion whether or not it desires to consummate the transactions contemplated by this Agreement. Licensee shall advise Licensor in writing (by fax and e-mail) of its determination within forty-five (45) days following the Execution Date (the “Licensee Determination Notice”).

(ii)	In the event that Licensee advises Licensor in the Licensee Determination Notice that it desires to consummate the transactions contemplated by this Agreement (a “Determination to Proceed”), such Determination to Proceed shall be accompanied by a copy of the Analysis and the Parties shall proceed in accordance with this Section 2.2(b).

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(iii)	In the event of a Determination to Proceed, Licensor shall have the right to determine whether or not it is willing to be bound by the provisions set forth in Section 8.1(a)(ii) hereof to the extent they relate to the United States. Licensor shall advise Licensee in writing (by fax and email) of its determination within ten (10) days of its receipt of the Determination to Proceed (the “Licensor Determination Notice”).

(iv)	In the event that Licensor advises Licensee in the Licensor Determination Notice that it is willing to be bound by the provisions set forth in Section 8.1(a)(ii) hereof to the extent they relate to the United States, then the provisions set forth in Section 8 hereof and Warrant Form 1 shall be used in this transaction. In the event that Licensor advises Licensee in the Licensor Determination Notice that it is not willing to be bound by the provisions set forth in Section 8.1(a)(ii) to the extent that such provisions relate to the United States, then the following shall occur: (A) the provisions of Sections 8.1(a)(ii) and 8.2(b) shall not apply to the extent that such provisions relate to the United States; and (B) Warrant Form 2 shall be used in this transaction.

(v)	In the event that the Licensee Determination Notice is not received by Licensor within forty-five (45) days of the Execution Date or the Licensee Determination Notice does not include a Determination to Proceed, then this Agreement shall terminate and be of no further force or effect.

(vi)	In the event that the Licensor Determination Notice is not received by Licensee within ten (10) days of Licensor’s receipt of a Determination to Proceed, then Licensor shall be deemed to have agreed that Licensor is willing to be bound by the provisions of Section 8.1(a)(ii) hereof and Warrant Form 1 shall be used in this transaction.

2.3           Closing. In the event that Licensee delivers to Licensor a Determination to Proceed, then, subject to the fulfillment of all conditions to closing set forth herein, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the exchange of signature pages by email and/or fax (with originals to follow by overnight mail) (except for the deliveries contemplated to be made pursuant to Section 2.6(a)(iii) and (iv) which shall be made) on such date as shall be set forth in the Licensee Determination Notice, which date shall not be more than sixty (60) days following the Execution Date. The date of the Closing is referred to in this Agreement as the “Effective Date.”

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2.4          Conditions Precedent to the Obligation of Licensee to Close. The obligation of Licensee to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Licensee (except when the fulfillment of such condition is a requirement of law):

(a)      Representations and Warranties. All representations and warranties of Licensor contained in this Agreement shall be true and complete in all material respects as at the Effective Date, as if made at the Closing and as of the Effective Date.

(b)      Certificate. Licensee shall have received a certificate, dated the Effective Date, signed by an Executive Officer of Licensor, as to the satisfaction of the condition contained in paragraph (a) hereof.

(c)      Effectiveness of Agreement. Licensor shall have executed and tendered to Licensee a document, in form reasonably satisfactory to Licensee, that confirms that this Agreement has been consummated and that the Licenses are in full force and effect in accordance with the terms hereof (the “Licensor Effectiveness Confirmation”).

(d)      Financing. Licensee shall have received financing in an amount at least equal to the Initial License Fee on such terms as are acceptable to Licensee in its sole discretion.

(e)      No Actions. No action, suit, proceeding, arbitration or governmental investigation (collectively, “Action”) shall have been instituted by a Third Party, and be continuing before a court or before or by a governmental or other regulatory body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby, or which might affect the right of Licensee to utilize the Licenses, or any of them, or which might have an adverse effect thereon.

(f)      Deliveries. All deliveries provided for in Section 2.6 to be made by Licensor to Licensee shall have been tendered by Licensor.

2.5          Conditions Precedent to the Obligation of Licensor to Close. The obligation of Licensor to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Licensor (except when the fulfillment of such condition is a requirement of law):

(a)      Representations and Warranties. All representations and warranties of Licensee contained in this Agreement shall be true and complete in all material respects as at the Effective Date, as if made at the Closing and as of the Effective Date.

(b)      Certificate. Licensor shall have received a certificate, dated the Effective Date, signed by an Executive Officer of Licensee, as to the satisfaction of the condition contained in paragraph (a).

(c)      Effectiveness of Agreement. Licensee shall have executed and tendered to Licensor a document, in form reasonably satisfactory to Licensor, that confirms that this Agreement has been consummated and that the Sublicenses are in full force and effect in accordance with the terms hereof (the “Licensee Effectiveness Confirmation”).

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(d)      Financing. Licensee shall have received financing in an amount at least equal to the Initial License Fee on such terms as are acceptable to Licensee in its sole discretion.

(e)      No Actions. No Action shall have been instituted by a Third Party, and be continuing, before a court or by a governmental or other regulatory body or agency, or have been threatened, and be unresolved, to restrain or prevent, or obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby.

(f)      Deliveries. All deliveries provided for in Section 2.6 to be made by Licensee to Licensor shall have been tendered by Licensee.

2.6          Closing Deliveries.

(a)          Items to be Delivered by Licensor. At the Closing, Licensor will deliver, or cause to be delivered, to Licensee the following:

(i)	the certificate required by Section 2.4(a) hereof;

(ii)	the Licensor Effectiveness Confirmation;

(iii)	copies of all of the SOPs set forth in Exhibit G, in form and substance usable with regard to the Exploitation of the Licensor IP in the Field; and

(iv)	copies of all training manuals, in form and substance usable with regard to the Exploitation of the Licensor IP in the Field.

(b)          Items to be Delivered by Licensee. At the Closing, Licensee will deliver, or cause to be delivered, to Licensor the following:

(i)	the certificate required by Section 2.5(a) hereof;

(ii)	the Licensee Effectiveness Confirmation;

(iii)	the Initial License Fee, as provided for in Section 4.1(a) hereof, net of the Initial Sublicense Fee; and

(iv)	the Warrant, as provided for in Section 4.2 hereof.

3.	ADVERSE PATIENT EVENTS

3.1          An “Adverse Patient Event” is any injury to or death of a patient associated with a Procedure or Product.

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3.2         Each Party (the “Notifying Party”) shall notify the other Party in writing of all information coming to the Notifying Party’s attention, regardless of the origin of such information and, for the avoidance of doubt, including such information coming to its attention through journal publications and other media, regarding Adverse Patient Events, whether in the Territory or outside the Territory, and whether in the Field or outside the Field, as hereinafter provided.

3.3         For each Adverse Patient Event, notification to the other Party shall be made promptly, but in no event later than forty-eight (48) hours after the initial receipt of information concerning such Adverse Patient Event by the Notifying Party. The Notifying Party shall also notify the other Party and provide a copy of all reports, including initial and all follow-up reports, made to any governmental agency or other regulatory authority (other than taxing authorities) contemporaneously with the submission of such reports.

3.4         Within forty-eight (48) hours of either Party becoming aware of any actual or potential risk to human safety associated with any Procedure or Product, whether in the Territory or outside the Territory, whether in the Field or outside the Field, and whether based on preclinical or clinical studies, such Party shall notify the other Party in writing of such risk.

4.           PAYMENT TERMS; REPORTS; RECORD-KEEPING AND AUDIT RIGHTS

4.1           Initial License Fees.

(a)          Payable by Licensee.

(i)	Licenses for United States. In partial consideration for the Licenses granted to Licensee under this Agreement for that part of the Territory in the United States, on the Effective Date, Licensee shall pay to Licensor, by wire transfer, a license fee in the amount of Nine Hundred Fifty Thousand U.S. Dollars (US $950,000) (the “U.S. License Fee”).

(ii)	Licenses for Outside the United States. In partial consideration for the Licenses granted to Licensee under this Agreement for that part of the Territory outside of the United States, on the Effective Date, Licensee shall pay to Licensor, by wire transfer, a license fee in the amount of Fifty Thousand U.S. Dollars (US $50,000) (the “Non-U.S. License Fee” and together with the U.S. License Fee, the “Initial License Fee”).

(b)        Payable by Licensor. In consideration for the Non-U.S. Sublicense granted to Licensor under Section 2.1(c), on the Effective Date, Licensor shall pay to Licensee, by wire transfer, a license fee in the amount of Ten Thousand U.S. Dollars (US $10,000) (the “Initial Sublicense Fee”) (or, at the option of Licensee, such amount shall be deducted from the amount payable pursuant to Section 4.1(a)).

4.2          Warrant Issued by Licensee. (a) In partial consideration for the License granted to Licensee under this Agreement, on the Effective Date, Licensee shall issue to Licensor a warrant for the purchase of fifty million (50,000,000) shares of common stock of Licensee in, or substantially in, the form required under Section 2.2(b)(iv) and attached hereto as Exhibit A-1 (“Warrant Form 1”) or Exhibit A-2 (“Warrant Form 2”) (either, the “Warrant” and together with the Initial License Fee, the “Initial License Consideration”).

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(b)          Licensor understands and agrees that Licensee is relying and may rely upon the following representations and warranties made by it in entering into this Agreement:

(i)	Licensor recognizes that the acquisition of the Warrant and the shares of common stock issuable upon the exercise of the Warrant (the “Shares”) involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (A) Licensor may not be able to liquidate its investment in the event of emergency; (B) transferability is extremely limited; and (C) it could sustain a complete loss of its investment.

(ii)	Licensor represents that it (i) is competent to understand and does understand the nature of its investment in the Warrant and the Shares; and (ii) is able to bear the economic risk of its investment in the Warrant and the Shares.

(iii)	Licensor represents that, either alone or with its purchaser representative (as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “1933 Act”)), it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Warrant and, in the event of the exercise of the Warrant, the Shares.

(iv)	Licensor represents that it has reviewed all information regarding Licensee that has been filed with the SEC. Licensor also represents that it has been furnished by Licensee with all information regarding Licensee which it had requested or desired to know; that all documents which could be reasonably provided have been made available for its inspection and review; that it has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of Licensee concerning Licensee; and that it has had the opportunity to consult with its own tax or financial advisor concerning an investment in Licensee.

(v)	Licensor represents that the Warrant has been, and, in the event of the exercise of the Warrant, the Shares will be, acquired for its own account, for investment and not for distribution to others. Licensor agrees that it will not sell, transfer or otherwise dispose of the Warrant or the Shares, or any portion thereof, unless they are registered under the 1933 Act or unless an exemption from such registration is available.

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(vi)	Licensor consents to the placement of a legend on the Warrant and the Shares stating that they have not been registered under the 1933 Act and setting forth or referring to the restrictions on transferability and sale thereof. Licensor is aware that Licensee will make a notation in its appropriate records with respect to the restrictions on the transferability of the Warrant and the Shares.

(vii)	NEITHER THE WARRANT NOR THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE WARRANT IS AND, IN THE EVENT OF THE EXERCISE OF THE WARRANT, THE ISSUED SHARES WILL BE, SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. NEITHER THE WARRANT NOR THE SHARES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

(c)         In the event of the exercise by Licensor of the Warrant, Licensor shall be required, as a condition to the issuance of the Shares, to make the representations and warranties provided for in Section 4.2(b) (updated to give effect to subsequent events).

4.3         Royalties Payable by Licensee.

(a)      Device License. Subject to the terms of this Agreement, including Section 4.3(c) and (d), in partial consideration for the Device License, during the Royalty Term, Licensee shall pay to Licensor a royalty equal to seven percent (7%) of Annual Licensee Net Sales derived from the Exploitation of the Device License; provided, however, that, in the event a patent for the Device IP is not issued within ten (10) years of the patent application date with respect thereto and provided that Licensee has made good faith efforts to prosecute the patent application, then, effective with such tenth (10th) anniversary date, the royalty shall instead be equal to five percent (5%) of Annual Licensee Net Sales derived from the Exploitation of the Device License.

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(b)      Hypoxic Culture Method License; Non-Core License. Subject to the terms of this Agreement, including Section 4.3(c) and (d), in partial consideration for the Hypoxic Culture Method License and the Non-Core License, during the Royalty Term, Licensee shall pay to Licensor a royalty equal to seven percent (7%) of Annual Licensee Net Sales derived from the Exploitation of the Hypoxic Culture Method License and the Non-Core License; provided, however, that, in the event a patent for the Hypoxic Culture Method IP is not issued within seven (7) years of the patent application date with respect thereto, then, effective with such seventh (7th) anniversary date, the royalty shall instead be five percent (5%) of Annual Licensee Net Sales derived from the Exploitation of the Hypoxic Culture Method IP and the Licensor Non-Core IP; provided further that, to the extent that Annual Licensee Net Sales are comprised of amounts received by Licensee and/or its Affiliates from Third Party Sublicensees of the Hypoxic Culture Method IP and/or the Licensor Non-Core IP, then, instead of seven percent (7%) or five percent (5%), as the case may be, the royalty shall be equal to twenty-five percent (25%) or fifteen percent (15%), as the case may be, of Annual Licensee Net Sales with respect thereto.

(c)      Foreign Sales. Notwithstanding the foregoing but subject to the provisions of Section 8.1(b) hereof, with regard to all Annual Licensee Net Sales that relate to a jurisdiction other than the United States, the percentages set forth in paragraphs (a) and (b) hereof shall be reduced by one-half (1/2).

(d)      Licensee Royalty Term. Royalties shall be payable by Licensee with respect to a Procedure or Product in a country only during the applicable Royalty Term. Upon the expiration or termination of the applicable Royalty Term in a country, the Licenses granted to Licensee under this Agreement shall remain in effect, but shall be fully paid-up licenses in such country.

4.4          Royalties Payable by Licensor.

(a)      Exclusive Sublicense. Subject to the terms of this Agreement, including Section 4.4(d), in consideration for the Exclusive Sublicense, during the Royalty Term, Licensor shall pay to Licensee a royalty equal to seven percent (7%) of Annual Licensor Net Sales derived from the Exploitation of the Exclusive Sublicense; provided, however, that, to the extent that Annual Licensor Net Sales are comprised of amounts received by Licensor and/or its Affiliates from Third Party Sublicensees of the Exclusive Sublicense, then, instead of seven percent (7%), the royalty shall be equal to twenty-five percent (25%) of Annual Licensor Net Sales with respect thereto.

(b)      Non-U.S. Sublicense. In consideration for the Non-U.S. Sublicense, Licensor shall pay to Licensee royalties in the amount of Two Thousand U.S. Dollars (US $2,000) per Procedure performed in the jurisdiction covered by the Non-U.S. Sublicense.

(c)      U.S. Sublicense. In consideration for the U.S. Sublicense, Licensor shall pay to Licensee royalties equal to thirty-three and one-third percent (33-1/3%) of all amounts received by Licensor, its Affiliates and/or Third Parties from, arising out of or relating to Procedures performed pursuant to the U.S. Sublicense.

(d)      Licensor Royalty Term. Royalties shall be payable by Licensor with respect to a Procedure or Product in a country only during the applicable Royalty Term. Upon the expiration or termination of the applicable Royalty Term in a country, the Sublicenses granted to Licensor under this Agreement and not previously terminated under Section 5.4 shall remain in effect, but shall be fully paid-up sublicenses in such country.

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4.5          Reimbursement of Licensor’s Legal Expenses. In partial consideration for the Licenses, Licensee shall pay to Licensor an amount equal to twenty-five percent (25%) of the reasonable legal fees incurred and actually paid by Licensor for services rendered after the Effective Date related to its pending court action with the FDA (the “FDA Action”); provided, however, that (a) Licensee’s payment obligations under this Section 4.5 shall not exceed (i) Four Thousand Five Hundred U.S. Dollars (US $4,500) for any calendar month or (ii) One Hundred Thousand U.S. Dollars (US $100,000) in the aggregate, and (b) in no event shall legal fees be considered reasonable if they are inconsistent with historical billing patterns and amounts with respect to the FDA Action. Licensor shall deliver to Licensee monthly invoices for all such legal fees, together with all time charges, and Licensee shall provide payment of its portion of the fees within sixty (60) days of receipt of such invoices and time charges (subject to a right of offset as provided for in Section 4.6(a)).

4.6          Reports and Payments.

(a)      Licensee. Licensee shall deliver to Licensor, within sixty (60) days after the end of each Calendar Quarter, a royalty report together with the required payments. Any report under this Section 4.6 shall indicate the calculation of Licensee Net Sales and royalties with respect thereto. Such report shall also report any adjustments made with respect to one or more prior Calendar Quarters based upon a change in the amount of Licensee Net Sales from such Calendar Quarter(s). In the event of any such change, an adjustment shall be made to the royalty amount payable pursuant to Section 4.3. In addition, Licensee shall have the right to withhold from amounts otherwise payable by it to Licensor amounts payable by Licensor to it pursuant to the provisions hereof, including Section 4.4. All royalty payments shall be made in United States Dollars by wire transfer to an account designated in advance by Licensor.

(b)      Licensor. Licensor shall deliver to Licensee, within sixty (60) days after the end of each Calendar Quarter, a royalty report together with the required payments. Any report under this Section 4.6 shall indicate (i) with respect to the Exclusive Sublicense, the calculation of Licensor Net Sales and royalties with respect thereto, (ii) with respect to the Non-U.S. Sublicense, the total number of Procedures performed and the total amount owed and (iii) with respect to the U.S. Sublicense, the total amount received by Licensor, its Affiliates and Third Parties from, arising out of or relating to Procedures performed pursuant to the U.S. Sublicense and the total amount owned. Such report shall also report any adjustments made with respect to one or more prior Calendar Quarters based upon a change in the amount of Licensor Net Sales (or other amounts upon which royalties are based) from such Calendar Quarter(s). In the event of any such change, an adjustment shall be made to the royalty amount payable pursuant to Section 4.4. All royalty payments shall be made in United States Dollars by wire transfer to an account designated in advance by Licensee.

(c)      All amounts in all reports under this Section 4.6 shall be expressed in United States Dollars, and such reports shall include the rates of exchange used to convert to United States Dollars from the currency in which such sales were made or payments received. The exchange rate to be used for converting to United States Dollars shall be the simple average of the selling and buying rates of Dollars published in the East Coast Edition of the Wall Street Journal for the last Business Day of the Calendar Quarter to which the report relates.

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4.7      Tax Withholding. If a Party concludes that tax withholdings under the Laws of any country in the Territory are required with respect to payments to the other Party, such Party may withhold such amounts and shall provide the other Party with original receipts or other evidence reasonably desirable and sufficient to allow the other Party to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

4.8      Financial Records. Each Party shall maintain all of its and its Affiliates’ financial records relating to the transactions and activities contemplated by this Agreement in sufficient detail to verify compliance with the terms of this Agreement.

4.9      Audit Right. Once during each Calendar Year, each Party (the “Auditing Party”) may retain an independent certified public accountant reasonably acceptable to the other Party to audit the other Party’s and its Affiliates’ records described in Section 4.8, upon reasonable notice to that other Party, during regular business hours and under an obligation of confidentiality to the other Party, to confirm the accuracy of the royalty payments made under this Agreement. The Auditing Party shall bear the costs of such audit, except as provided below. The results of such audit shall be made available to both Parties. If the audit demonstrates that the payments owed under this Agreement have been understated, the other Party shall pay the balance to the Auditing Party. Further, if the amount of the understatement is greater than fifteen percent (15%) of the amount owed to the Auditing Party with respect to the audited period, then the other Party shall reimburse the Auditing Party for the reasonable cost of the audit. If the audit demonstrates that the payments owed under this Agreement have been overstated, the other Party shall be entitled to credit such amount against the next royalty payment due to the Auditing Party. All payments owed by the other Party under this Section 4.9 shall be made within thirty (30) days after the results of the audit are delivered to the Parties.

5.            DILIGENCE AND EXPLOITATION

5.1      Licensee Milestones. (a) In the event that the milestones set forth on Exhibit C are not achieved, and in the event that Licensor has complied with all of its obligations under this Agreement, the Licenses will become non-exclusive but will continue in full force and effect in all other respects. Notwithstanding the foregoing, in the event that a particular milestone or milestones are not achieved, Licensee shall have the right to maintain its exclusive rights hereunder in the event it shall have paid to Licensor aggregate royalties pursuant to Section 4.3 hereof (including royalty amounts payable by Licensor and offset by Licensee as provided for therein) in the following minimum amounts by the following dates with respect to the particular milestone that was not achieved (whether or not such amounts were payable pursuant to the provisions of Section 4.3):

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Milestone	Number of Months from Effective Date	Aggregate Royalties Paid

First	36	$75,000
Second	60	$225,000
Third	84	$475,000

(b)      The amounts provided for in paragraph (a) hereof shall be reduced on a dollar-for-dollar basis for any amounts received by Licensor and/or its Affiliates from or with regard to Third Parties who are referred by Licensee in connection with clinical trials.

5.2          Additional Expenditures. During the one year period commencing on the Effective Date, Licensee shall spend monies in connection with the development of Procedures and Products, including funding certain pre-BLA activities and initiating clinical trials (the “Development Activities”). Such monies shall be expended substantially as provided for on Exhibit D attached hereto. Notwithstanding Exhibit D, in the event that Licensee determines, in its reasonable judgment, including based upon a resolution of the FDA Action, that it is not necessary to spend monies in conformity with Exhibit D in order to adequately develop Procedures and Products for its purposes, Licensee shall be entitled to deviate from Exhibit D.

5.3          Licensor Assistance.

(a)      In consideration of Licensor’s receipt of the Initial License Consideration, Licensor shall provide reasonable training, assistance and consultation services to Licensee with regard to the Licensor IP, including Licensor Know-How, substantially as set forth on Exhibit E attached hereto and as requested from time to time by Licensee, including with regard to treatments, delivery devices, laboratory results, culturing methods and Patent Rights.

(b)      In the event that Licensee Exploits Licensor IP at one or more facilities in the Territory but outside the United States, then, at the request of Licensee, Licensee and Centeno Schultz, P.C., a Colorado professional corporation doing business as Centeno-Schultz Clinic (“CSC”), shall enter into an agreement providing for the terms set forth in Exhibit F attached hereto pursuant to which Licensee would use the physicians of CSC to staff, train and perform Procedures at such facilities.

5.4          FDA Action. In the event that, based upon a decision with respect to, or resolution of, the FDA Action, Licensor has the legal right to perform Procedures in the Field at its Broomfield, Colorado site and/or other locations within the United States (collectively, “U.S. Facilities”) and Licensee does not have such right, then, subject to the terms and conditions of this Agreement, subject to Licensor being in compliance with its obligations under this Agreement, effective upon the date on which Licensor has such right, Licensor shall be granted the U.S. Sublicense under Section 2.1(c) (but only with respect to the particular U.S. Facilities at which it has such right) and shall be obligated to pay the royalty amount to Licensee provided for in Section 4.4. Once granted, the U.S. Sublicense shall continue in full force and effect notwithstanding that Licensee subsequently obtains the legal right to perform Procedures in the Field within the United States. All Procedures performed by Licensor at its U.S. Facilities pursuant to the U.S. Sublicense shall be in accordance with protocols that are approved in writing by Licensee (such approval not to be unreasonably withheld). Licensor shall advise Licensee promptly in writing as to any material developments with regard to the FDA Action and shall furnish to Licensee promptly copies of all documents submitted by Licensor and/or its counsel to, and received by Licensor and/or its counsel from, the FDA and/or its counsel in connection with the FDA Action. In connection with any settlement of the FDA Action, (a) Licensor shall seek to include Licensee as a third party beneficiary of the provisions thereof and (b) Licensor shall discuss proposed settlement terms with Licensee to the extent they relate to the Field.

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5.5      Naming Rights. For any facility in the Territory at which Licensor or an Affiliate or Sublicensee thereof operates pursuant to a sublicense from Licensee, including the U.S. Sublicense and the Non-U.S. Sublicense, Licensee shall have the right to brand the Procedure performed by Licensee or any Affiliate or Sublicensee thereof and Licensee shall have the right to name the facility (which name will be in conjunction with any name that may be given by Licensor), rooms and other areas within the facility. At Licensee’s request, Licensor shall place signs in, on and around the facility that refer to such named facility, rooms and other areas. Notwithstanding the foregoing, (a) Licensee shall not have the right to name the facility, rooms or other areas within the facility located in the Cayman Islands without the consent of the operator of the facility and (b) Licensee’s naming rights with respect to Licensor’s Broomfield, Colorado site shall be subject to Licensor’s consent (not to be unreasonably withheld).

5.6      Compliance with Laws. Each Party will, and will ensure that its Affiliates will, comply in all material respects with all relevant Laws in exercising their rights and fulfilling their obligations under this Agreement, it being understood by the Parties that the regulatory requirements with respect to certain aspects of the businesses of Licensor and Licensee are not well defined.

6.            INTELLECTUAL PROPERTY

6.1      Ownership. Subject to the terms and conditions of this Agreement, Licensor shall own all Licensor IP. Licensee shall own all Intellectual Property Rights and Know-How made by or on behalf of Licensee or an Affiliate of Licensee pursuant to this Agreement and otherwise, including all Improvements to Licensor IP (but excluding Improvements to Licensor Other Non-Core IP), and all inventions, discoveries, patent rights, information, data, including pre-clinical trial and clinical trial data, and other Know-How. Any Improvements to Licensor Core IP, including any Intellectual Property Rights, Know-How, information and data related to such Improvements, made by Licensor, its Sublicensees and/or its Affiliates under this Agreement or otherwise shall be owned by Licensee. Any Improvements, including any Intellectual Property Rights, Know-How, information and data related to such Improvements, made by Licensor and/or its Affiliates under this Agreement or otherwise to Licensor Non-Core IP, and all Improvements, including any Intellectual Property Rights, Know-How, information and data related to such Improvements, made by Licensee and/or its Affiliates under this Agreement or otherwise to Licensor Other Non-Core IP (collectively, “Licensor Improvements”), shall be owned by Licensor; provided, however, that Licensee shall have a perpetual, exclusive, irrevocable, royalty-bearing, sublicenseable (in accordance with Section 2.1(b)), transferrable license to use Licensor Improvements to Exploit Procedures and/or Products in the Field in the Territory.

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6.2          Prosecution and Maintenance of Patent Rights.

(a)           Licensor Core Patent Rights.

(i)	Initial Right. Licensee shall have the initial right to file, prosecute and maintain the Licensor Core Patent Rights in the Territory, at Licensee’s expense, as follows:

(A)	Prior to or concurrently with the execution hereof, Licensor shall provide Licensee with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to Licensor Core Patent Rights.

(B)	Licensee shall provide Licensor, sufficiently in advance for Licensor to comment, with copies of all proposed patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to Licensor Core Patent Rights.

(C)	Licensee shall give due consideration to Licensor’s comments, but Licensee shall have the final say in determining whether or not to incorporate such comments.

(ii)	Step-In Right. If Licensee declines to file, prosecute or maintain any Licensor Core Patent Right, elects to allow any Licensor Core Patent Right to lapse, or elects to abandon any Licensor Core Patent Right, then:

(A)	Licensee shall provide Licensor with prompt written notice of such decision (and, in any event, not less than sixty (60) days written notice prior to any deadline with respect to any Licensor Core Patent Right) so as to permit Licensor to decide whether to file, prosecute or maintain such Licensor Core Patent Right and to take any necessary action.

(B)	Licensor may assume control of the filing, prosecution and/or maintenance of such Licensor Core Patent Right. Any and all costs and expenses relating to such filing, prosecution and/or maintenance shall be the responsibility of Licensee.

(C)	Licensee shall, at its own expense and at Licensor’s reasonable request, assist and cooperate in the filing, prosecution and maintenance of such Licensor Core Patent Right.

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(iii)	Correspondence. In any event, each Party shall promptly provide the other Party with copies of all material correspondence submitted to or received from any patent counsel or patent authorities pertaining to Licensor Core Patent Rights.

(b)	Licensor Non-Core Patent Rights.

(i)	Initial Right. Licensor shall have the initial right to file, prosecute and maintain the Licensor Non-Core Patent Rights in the Territory, at Licensor’s expense, as follows:

(A)	Prior to or concurrently with the execution hereof, Licensor shall provide Licensee with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to Licensor Non-Core Patent Rights.

(B)	Licensor shall provide Licensee, sufficiently in advance for Licensee to comment, with copies of all proposed patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to Licensor Non-Core Patent Rights.

(C)	Licensor shall give due consideration to Licensee’s comments, but Licensor shall have the final say in determining whether or not to incorporate such comments.

(ii)	Step-In Right. If Licensor declines to file, prosecute or maintain any Licensor Non-Core Patent Right, elects to allow any Licensor Non-Core Patent Right to lapse, or elects to abandon any Licensor Non-Core Patent Right, then:

(A)	Licensor shall provide Licensee with prompt written notice of such decision (and, in any event, not less than sixty (60) days written notice prior to any deadline with respect to any Licensor Non-Core Patent Right) so as to permit Licensee to decide whether to file, prosecute or maintain such Licensor Non-Core Patent Right and to take any necessary action.

(B)	Licensee may assume control of the filing, prosecution and/or maintenance of such Licensor Non-Core Patent Right. Any and all costs and expenses relating to such filing, prosecution and/or maintenance shall be the responsibility of Licensee.

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(C)	Licensor shall, at Licensee’s reasonable request, assist and cooperate in the filing, prosecution and maintenance of such Licensor Non-Core Patent Right. Licensee shall reimburse Licensor for its direct out-of-pocket reasonable expenses incurred in providing such assistance and cooperation.

(D)	Licensee’s obligation to pay royalties to Licensor with respect to such Licensor Non-Core Patent Right shall terminate.

(iii)	Correspondence. In any event, each Party shall promptly provide the other Party with copies of all material correspondence submitted to or received from any patent counsel or patent authorities pertaining to Licensor Non-Core Patent Rights.

6.3	Enforcement.

(a)           Notice. Each Party shall, within five (5) days, provide the other Party with written notice reasonably detailing any known or alleged infringement by a Third Party of any Licensor Patent Right, and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any Licensor Patent Right.

(b)          Core Infringement. With respect to any actual or suspected infringement by a Third Party of any Licensor Core Patent Right, or any Licensor Non-Core Patent Right with respect to which Licensee has assumed control of the filing, prosecution and/or maintenance thereof pursuant to Section 6.2(b)(ii) hereof (collectively, “Core Infringement”):

(i)	Licensee shall have the initial right to initiate a legal action against such Third Party with respect to such Core Infringement and control the defense of any counterclaim or other claims brought in response to such legal action, at Licensee’s expense. Licensor shall join in such action as a party at Licensee’s request in the event that an adverse party asserts, the court rules or other Laws provide, or Licensee determines in good faith, that a court would lack jurisdiction based on Licensor’s absence as a party in such suit. Licensor may also at any time join in such action and may be represented by counsel of its choice, at Licensor’s expense. Notwithstanding the foregoing, control of any such action shall remain with Licensee. At Licensee’s reasonable request, Licensor shall provide reasonable assistance to Licensee in connection with such action. Without the prior written consent of Licensor, Licensee shall not enter into any settlement admitting the invalidity of, or otherwise impairing Licensor’s rights in, Licensor Patent Rights. Any recoveries resulting from such an action shall be applied as follows:

(A)	First, to reimburse each Party for all out-of-pocket costs in connection with such proceeding (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

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(B)	Second, the remainder of the recovery shall be retained by Licensee but shall be treated as Licensee Net Sales subject to the royalty payments to Licensor as set forth herein.

(ii)	If Licensee does not commence and vigorously pursue a legal action to enjoin such infringement within six (6) months of being notified or otherwise becoming aware of such infringement, Licensor may, at its expense, commence the action. Licensee shall join in such action as a party at Licensor’s request and expense in the event that an adverse party asserts, the court rules or other Laws provide, or Licensor determines in good faith, that a court would lack jurisdiction based on Licensee’s absence as a party in such suit. Licensee may also at any time join in such action and may be represented by counsel of its choice, at Licensee’s expense. Notwithstanding the foregoing, control of such action shall remain with Licensor. Without the prior written consent of Licensee, Licensor shall not enter into any settlement that would have an adverse effect upon Licensee’s rights under the Licenses and/or otherwise adversely affect Licensee’s economic benefits pursuant to the Licenses. Any recoveries resulting from such an action shall be applied as follows:

(A)	First, to reimburse each Party for all out-of-pocket costs in connection with such proceeding (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(B)	Second, the remainder of the recovery shall be retained by Licensor but shall be treated as Licensor Net Sales subject to the royalty payments to Licensee as set forth herein.

(c)          Other Infringements. Except as provided in Section 6.3(b), as between the Parties, Licensor shall have the sole right to protect the Licensor Patent Rights from any actual or suspected infringement or misappropriation and control the defense of any counterclaim or other claims brought in response to such legal action, at Licensor’s expense. In any legal action so brought by Licensor, Licensee shall join in such action as a party at Licensor’s request and expense in the event that an adverse party asserts, the court rules or other Laws provide, or Licensor determines in good faith, that a court would lack jurisdiction based on Licensee’s absence as a party in such suit. Licensee may also at any time join in such action and may be represented by counsel of its choice, at Licensee’s expense. Notwithstanding the foregoing, control of such action shall remain with Licensor. At Licensor’s reasonable request and expense, Licensee shall provide reasonable assistance to Licensor in connection with such action. Without the prior written consent of Licensee, Licensor shall not enter into any settlement that would have an adverse effect upon Licensee’s rights under the Licenses and/or otherwise adversely affect Licensee’s economic benefits pursuant to the Licenses. Any recoveries resulting from such an action shall be applied as follows:

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(A)	First, to reimburse each Party for all out-of-pocket costs in connection with such proceeding (on a pro rata basis, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(B)	Second, the remainder of the recovery shall be retained by Licensor.

6.4          Claimed Infringement. (a) If a Party becomes aware that the Exploitation of Procedures or Products in the Field in the Territory by Licensee, its Affiliates or Sublicensees infringes, or is likely or is alleged to infringe, the Intellectual Property Rights or Know-How of any Third Party (each, a “Claimed Infringement”), such Party shall promptly notify the other Party, and Licensee shall have the sole right to take any action it deems appropriate with respect thereto; provided, however, that, to the extent that any action would involve the enforcement of the Licensor Patent Rights, the general concepts of Section 6.3 shall apply with respect to such enforcement. Nothing herein shall be deemed to limit the indemnification obligations of Licensor pursuant to Section 8.

(b)      If Licensee is precluded from Exploiting any Procedure or Product in whole or in part by a Third Party’s Intellectual Property Rights, or there is a reasonable basis to believe that Licensee is so precluded based upon the Third Party’s claim, Licensee shall have the right to seek to procure any license or other settlement of the Claimed Infringement necessary from such Third Party, at Licensee’s sole expense, sufficient to permit Licensee to Exploit the Procedure and/or the Product as contemplated by this Agreement; provided, however, that, at least two (2) Business Days prior to entering into any such license or other settlement with such Third Party, Licensee shall give Licensor written notice of the material terms thereof.

(c)      Licensee shall have the right to offset all amounts payable as a result of or in connection with the license from the Third Party, or other settlement of the Claimed Infringement, against any and all amounts payable by Licensee under this Agreement. The foregoing shall not be deemed to limit any indemnification obligations of Licensor pursuant to Section 8 with respect to the Claimed Infringement.

7.            CONFIDENTIAL INFORMATION

7.1          Non-Use and Non-Disclosure of Confidential Information. Each Party agrees not to disclose Confidential Information to a Third Party unless mutually agreed upon or unless otherwise provided herein. Each Receiving Party agrees that all Confidential Information of the Disclosing Party (a) shall not be used by the Receiving Party except to perform its obligations or exercise its rights under this Agreement, (b) shall reasonably be maintained in confidence by the Receiving Party, and (c) except as permitted by Sections 7.2, 7.3 and 7.4, shall not be disclosed by the Receiving Party to any Person without the prior written consent of the Disclosing Party.

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7.2           Permitted Disclosures.

(a)          The Receiving Party may provide the Disclosing Party’s Confidential Information to the employees, consultants and advisors of the Receiving Party’s Affiliates, Sublicensees and potential Sublicensees who have a need to know such Confidential Information for purposes of the Receiving Party granting licenses or sublicenses under Intellectual Property Rights or Know-How as permitted herein and/or such Affiliate or Sublicensee exercising rights under such sublicensed Intellectual Property Right or Know-How, and who are bound by an obligation to maintain the confidentiality of the Disclosing Party’s Confidential Information to the same extent as if they were parties hereto.

(b)          The Receiving Party may provide the Disclosing Party’s Confidential Information:

(i)	to the Receiving Party’s employees, consultants, advisors and other service providers who have a need to know such Confidential Information and are bound by an obligation to maintain the confidentiality of the Disclosing Party’s Confidential Information to the same extent as if they were parties hereto;

(ii)	to patent offices or regulatory authorities in order to seek or obtain Patent Rights or approval to conduct clinical trials, or to gain regulatory approval; provided, that such disclosure may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or approvals;

(iii)	to patients in clinical trials to the extent reasonably necessary to conduct clinical trials;

(iv)	to Persons who receive training with regard to Procedures;

(v)	if such disclosure is required by Law (including without limitation by rules or regulations of the SEC, any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that prior to such disclosure, to the extent permitted by Law or such rules or regulations, the Receiving Party promptly notifies the Disclosing Party of such requirement and furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party is legally required to furnish.

7.3           Scientific Publications. Licensor shall provide Licensee with an advance copy of any proposed publication in scientific journals or other publications pertaining to Procedures or Products that relate in any respect to the Field. Licensee shall then have sixty (60) days in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How. If Licensee informs Licensor that such publication, in Licensee’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned or licensed, in whole or in part, to Licensee, Licensor shall delay such publication sufficiently long to permit the timely preparation and filing of a patent application, not to exceed an additional sixty (60) days. Licensor shall also provide to Licensee any publications in scientific journals or other publications that do not relate to the Field. Such publications shall be provided contemporaneously with the publication thereof.

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7.4          Publicity. No Party shall have the right to make any public announcements or other disclosures with respect to this Agreement, nor disclose the terms of this Agreement, without the prior written consent of the other Party, except as follows:

(a)      Upon Licensee’s request, the Parties shall exercise good faith efforts to reach agreement on the text of a press release regarding the subject matter of this Agreement, such press release to be issued on the first Business Day following such agreement.

(b)      Each Party may disclose the terms of this Agreement to the extent such disclosure is required by Law (including without limitation by rules or regulations of the SEC, any securities exchange or NASDAQ) or to defend or prosecute litigation or arbitration; provided, that, prior to such disclosure, to the extent permitted by Law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish.

(c)      Each Party may make subsequent disclosures of information which has been previously disclosed in accordance with this Agreement.

(d)      Licensor may disclose this Agreement to (i) Licensor’s then-current and potential Third Party licensors and licensees of the Licensor IP, and (ii) Licensor’s then-current and potential directors, investors, lenders and acquirers; provided, that such Persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto.

(e)      Licensee may disclose this Agreement to (i) Licensee’s then-current and potential Third Party licensors and Sublicensees, and (ii) Licensee’s then-current and potential directors, investors, lenders and acquirers; provided, that such Persons are bound to maintain the confidentiality of this Agreement to the same extent as if they were parties hereto.

7.5          Prior Confidentiality Agreement. In the event of any inconsistency between the provisions of this Section 7 and the provisions of the Prior Confidentiality Agreement, the provisions of this Section 7 shall control.

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8.            INDEMNIFICATION

8.1      Indemnification by Licensor. (a) Licensor agrees to defend the Licensee Indemnitees, at Licensor’s cost and expense, and will indemnify and hold harmless the Licensee Indemnitees from and against any and all losses, costs, damages, fees, and expenses (collectively, “Losses”) relating to or in connection with a Third Party claim arising out of (i) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Procedure or Product Exploited by or on behalf of (A) Licensor, its Affiliates, licensees or Sublicensees and/or (B) Licensee, its Affiliates and/or Sublicensees (except, with respect to Licensee, its Affiliates and/or Sublicensees, to the extent that the claim relates to an Improvement developed by Licensee); (ii) subject to the provisions of Sections 2.2(b) and 8.1(b) hereof, any actual or alleged infringement or unauthorized use or misappropriation of any Patent Right or other Intellectual Property Right of a Third Party with respect to the activities of (A) Licensor, its Affiliates, licensees or Sublicensees and/or (B) Licensee, its Affiliates and/or Sublicensees (except, with respect to Licensee, its Affiliates and/or Sublicensees, to the extent that the claim relates to an Improvement developed by Licensee); (iii) any breach by Licensor of its representations, warranties or covenants made under this Agreement; or (iv) any negligent act or omission or willful misconduct of Licensor, its Affiliates, licensees or Sublicensees, or any of their employees, contractors or agents, in performing Licensor’s obligations or exercising Licensor’s rights under this Agreement. In the event of any such claim against any Licensee Indemnitee, Licensee shall promptly notify Licensor in writing of the claim and Licensor shall manage and control, at its sole expense, the defense of the claim and its settlement with counsel reasonably acceptable to the Licensee Indemnitee. The failure to timely give a claim notice shall not relieve Licensor of its obligations hereunder, except and only to the extent that such failure shall result in any material prejudice to Licensor in defense of the claim. Licensor shall not, without the prior written consent of the Licensee Indemnitee, consent to the entry of any judgment or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Licensee Indemnitee pay any amount of money, give any other consideration or agree to any restriction or limitation), the giving by the claimant or plaintiff to the Licensee Indemnitee of a release, in form and substance satisfactory to the Licensee Indemnitee from all liability in respect of the claim. The relevant Licensee Indemnitees shall cooperate with Licensor and may, at such Licensee Indemnitees’ option and expense, be represented in any such action or proceeding. Licensor shall not be liable for any settlements, litigation costs or expenses incurred by any Licensee Indemnitees without Licensor’s written authorization.

(b)	(i)	Notwithstanding the foregoing, the provisions of Section 8.1(a)(ii) with respect to claims that relate to jurisdiction outside the United States shall be subject to the provisions of this paragraph (b).

(ii)	In the event that Licensee seeks to Exploit any Licensor IP in a jurisdiction outside the United States, it shall give Licensor written notice thereof (the “Licensee Foreign Exploitation Notice”).

(iii)	Upon receipt of a Licensee Foreign Exploitation Notice, Licensor shall have the right, at its expense, to undertake a Freedom-To-Operate Analysis with respect to such jurisdiction. In the event that, following such Freedom-To-Operate Analysis or otherwise, Licensor determines that it is willing to be bound by the provisions of Section 8.1(a)(ii) with respect to such jurisdiction, it shall give written notice thereof to Licensee. Thereupon, the provisions of Sections 8.1(a)(ii) and 8.2(b) shall apply with respect to such jurisdiction and the provisions of Section 4.3(c) shall not apply with respect to such jurisdiction. In the event that, following such Freedom-To-Operate Analysis or otherwise, Licensor determines that it is not willing to be bound by the provisions of Section 8.1(a)(ii) with respect to such jurisdiction, it shall given written notice thereof to Licensee. Thereupon or in the event that a notice is not received by Licensee from Licensor within forty-five (45) days following the date of the Licensee Foreign Exploitation Notice, the provisions of Section 8.1(a)(ii) and 8.2(b) shall not apply with respect to such jurisdiction and the provisions of Section 4.3(c) shall apply with respect to such jurisdiction.

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8.2          Indemnification by Licensee. Licensee agrees to defend Licensor Indemnitees, at Licensee’s cost and expense, and will indemnify and hold harmless the Licensor Indemnitees from and against any and all Losses relating to or in connection with a Third Party claim arising out of (a) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Procedure or Product Exploited by or on behalf of Licensee, its Affiliates or Sublicensees (other than Licensor, its Affiliates, licensees and Sublicensees), but only to the extent the claim relates to an Improvement developed by Licensee; (b) subject to the provisions of Sections 2.2(b) and 8.1(b) hereof, any actual or alleged infringement or unauthorized use or misappropriation of any Patent Right or other Intellectual Property Right of a Third Party with respect to the activities of Licensee, its Affiliates or Sublicensees (other than Licensor, its Affiliates, licensees and Sublicensees), but only to the extent the claim relates to an Improvement developed by Licensee; (c) any breach by Licensee of its representations, warranties or covenants made under this Agreement; or (d) any negligent act or omission or willful misconduct of Licensee, its Affiliates or Sublicensees (other than Licensor, its Affiliates, licensees and Sublicensees), or any of their employees, contractors or agents, in performing the obligations or exercising the rights of the Licensee, its Affiliates or Sublicensees (other than Licensor, its Affiliates, licensees and Sublicensees) under this Agreement. In the event of any such claim against any Licensor Indemnitee, Licensor shall promptly notify Licensee in writing of the claim and Licensee shall manage and control, at its sole expense, the defense of the claim and its settlement with counsel reasonably acceptable to the Licensor Indemnitee. The failure to timely give a claim notice shall not relieve Licensee of its obligations hereunder, except and only to the extent that such failure shall result in any material prejudice to Licensee in defense of the claim. Licensee shall not, without the prior written consent of the Licensor Indemnitee, consent to the entry of any judgment or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Licensor Indemnitee pay any amount of money, give any other consideration or agree to any restriction or limitation), the giving by the claimant or plaintiff to the Licensor Indemnitee of a release, in form and substance satisfactory to the Licensor Indemnitee from all liability in respect of the claim. The relevant Licensor Indemnitees shall cooperate with Licensee and may, at such Licensor Indemnitees’ option and expense, be represented in any such action or proceeding. Licensee shall not be liable for any settlements, litigation costs or expenses incurred by any Licensor Indemnitees without Licensee’s written authorization.

8.3         Allocation. In the event a claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

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9.            REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1          Mutual Representations and Warranties. Each Party represents and warrants that:

(a)      it is a corporation or a limited liability company, as applicable, duly organized and in good standing under the Laws of the jurisdiction of its formation, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b)      it has the full right, power and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement;

(c)      as of the Execution Date, neither the FDA Action nor any other pending action, suit or claim to which it is a party or, to its knowledge, any action, suit or claim threatened against it, affects or limits its right to enter into and perform its obligations under this Agreement or (except for the FDA Action) relates to the subject matter of this Agreement;

(d)      as of the Execution Date, it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e)      this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally;

(f)      as of the Execution Date, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement, including Section 5.5, have been obtained; and

(g)      the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, or constitute a default under, its organizational documents or any of its contractual obligations, including, with respect to Licensor: the License Agreement, dated as of March 3, 2009, between Licensor and NeoStem, Inc., as amended; the Consulting Agreement, dated as of May 1, 2009, between Licensor and NeoStem, Inc., as amended; the License Agreement, dated as of November 1, 2009, between Licensor and Stematix, Inc., as amended; the Consulting Agreement, dated as of October 12, 2009, between Licensor and Stematix, Inc., as amended; the Licensing Agent Agreement, dated as of September 30, 2009, between Stematix, Inc. and Licensor, as amended; and the Licensing Agreement, dated as of October 4, 2011, 2011, between Licensor and The Rehabilitation Medicine Center of New Jersey, P.A. as amended.

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9.2          Additional Licensor Representations and Warranties. Licensor represents and warrants to Licensee that, as of the Execution Date: (a) Licensor owns the Licensor IP free and clear of any and all security interests, liens, claims and other encumbrances; (b) Licensor has the right to grant to Licensee the rights granted to Licensee hereunder under the Licensor IP; (c) no claim has been made alleging that any application included in the Licensor Patent Rights is not patentable; (d) Licensor has not received any notice, written or oral, and Licensor does not otherwise have any knowledge that, the Licensor IP infringes, or that a Third Party claims that the Licensor IP infringes, the Intellectual Property Rights of any Third Party including but not limited to Osiris Therapeutics, Inc. of Columbia, Maryland; and (e) Licensor does not have any Intellectual Property Rights with respect to any device suitable for the administration of cells and/or cell products to the disc and/or the spine, other than the Device, or any method for culturing cells for use in repairing damaged avascular zones other than the Hypoxic Culture Method.

9.3          Restrictive Covenants. (a) In consideration for the Initial License Consideration, Licensor hereby covenants and agrees with Licensee that Licensor will not, directly or indirectly, whether through a licensee, sublicensee or otherwise, at any time during the Term, without the prior written consent of Licensee, other than on behalf of or for the benefit of Licensee:

(i)	anywhere within the Territory, engage or participate in a business which exploits Procedures or Products in the Field (the “Business”) and shall not make any investments in any such business, except that the foregoing shall not restrict Licensor from acquiring up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or Nasdaq;

(ii)	cause or seek to persuade any Person who, during the Term, is a director, officer or employee of, or consultant or independent contractor to, Licensee to discontinue or materially modify the status, employment or relationship of such Person with Licensee or to become employed or engaged in any activity competitive with the Business; or

(iii)	hire, retain or associate in a business relationship with, directly or indirectly, any such director, officer or employee of, or consultant or independent contractor to, Licensee

(b)         The provisions of Paragraph 5 of the Letter of Intent for License Agreement, dated June 2, 2011, as amended, between Licensor and Licensee shall continue in full force and effect in accordance with its terms, except that the reference to “Termination” thereof shall refer to the termination, if any, of this Agreement pursuant to Section 2.2(b)(v) hereof.

(c)          The restrictive covenants contained in this Section 9.3 are material elements of the consideration to be paid by Licensee under this Agreement and are reasonable and properly required for the adequate protection of the Licenses being acquired hereby.

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(d)          The covenants contained herein are separate and independent from any other covenants contained in any other agreement and may be enforced irrespective of any other such covenants.

(e)          The parties recognize that, because of the nature of the subject matter of this Section 9.3, it would be impracticable and extremely difficult to determine actual damages to Licensee in the event of a breach or threatened breach of any provision of this Section 9.3 by Licensor. Accordingly, in such event, Licensee shall have the following rights and remedies:

(i)	the right and remedy to have the provisions of this Section 9.3 specifically enforced by any court having equity jurisdiction, by way of injunctive relief or otherwise without the necessity of proving damages or posting a bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Licensee, and that money damages will not provide an adequate remedy to Licensee;

(ii)	the right and remedy to require Licensor to account for and pay over to Licensee all monies and other consideration derived or received by it as the result of any transactions constituting a breach of any of the provisions of this Section 9.3, and Licensor hereby agrees to account for and pay over such monies and other consideration to Licensee; and

(iii)	the right to recover attorneys’ fees and expenses incurred in any action or proceeding in which Licensee seeks to enforce its rights under this Section 9.3.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Licensee under law or in equity.

9.4           Insurance. During the Term, each Party will carry and maintain, and will require that its Affiliates and Sublicensees carry and maintain, in full force and effect at all times with financially sound and reputable insurers liability insurance against claims for personal injury or death. Such insurance shall be maintained in such form and in such amounts as are consistent with industry standards and shall include provisions (a) requiring that coverage evidenced thereby shall not be terminated or materially modified without thirty (30) days prior written notice to the other Party, and (b) requiring that no claims arising from Spinal treatment, or, with respect to the Exclusive Sublicense, the Orthopedic Field, shall be paid thereunder without ten (10) days advance written notice to the other Party. Additionally, all such insurance shall be in the name of and with loss or damage payable to the Parties, as their interests may appear. Each Party shall deliver to the other Party a certificate of compliance with the foregoing provisions. In the event that an insurer is not willing to provide the notice provided for in clause (b) above, then the insured Party shall provide such notice to the other Party.

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10.          LIMITATION ON LIABILITY

10.1          UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S BREACH OF SECTION 7, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

11.          TERMINATION

11.1         Term. This Agreement becomes effective as of the Effective Date and shall continue in perpetuity until the earlier of (a) the termination of this Agreement in accordance with Sections 11.2, 11.3 or 12.2 or (b) following the First Commercial Use of any Procedure or Product, the expiration of the last-to-expire of all Royalty Terms with respect to all Procedures or Products (provided, however, that the U.S. Sublicense shall terminate earlier, if applicable, as provided for in Section 5.4) (the “Term”).

11.2        Termination.

(a)      Termination for Material Breach. If either Party (the “Breaching Party”) is in material breach of this Agreement (including any material breach of a representation, warranty or covenant made in this Agreement), then the other Party (the “Non-Breaching Party”) may deliver notice of such breach to the Breaching Party. If the Breaching Party fails to cure such breach within the sixty (60) day period after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this Agreement in its entirety upon written notice to the Breaching Party; provided, however, that if Licensee breaches its obligations with respect to Procedures or Products in one or more countries in the Territory, Licensor may terminate this Agreement pursuant to this Section 11.2(a) only with respect to such country or countries.

(b)      Termination for Bankruptcy. To the extent permitted under applicable Law, either Party may terminate this Agreement effective immediately with written notice if the other Party files for bankruptcy, is adjudicated bankrupt, files a petition under insolvency Laws, is dissolved or has a receiver appointed for substantially all of its property.

11.3        Effects of Termination.

(a)      Neither Party shall accrue any further obligations hereunder following the expiration or termination of this Agreement, except as set forth in this Section 11.3.

(b)      Upon the expiration or termination of this Agreement, all licenses granted by Licensor to Licensee, and all sublicenses granted by Licensee to Licensors, hereunder shall terminate with respect to the terminated countries or the entire Territory, as applicable, except that the perpetual licenses granted under Sections 4.3(d) and 4.4(d) shall survive the expiration or termination of this Agreement as if the Royalty Term had ended; provided, however, that, notwithstanding the provisions of Sections 4.3(d) and 4.4(d), the Breaching Party shall continue to be obligated to pay the royalties provided for herein, and comply with the provisions of Sections 4.6 through 4.9, until the end of the Royalty Term as if this Agreement had not been terminated.

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(c)      The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 4.6, 4.7, 4.8, 4.9, 5.5, 6, 7, 8, 9, 10, 11.3 and 12. In addition, the provisions of Section 4.3 or 4.4, as the case may be, shall apply to a Breaching Party as provided for in Section 11.3(b).

(d)      Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

(e)      Nothing in this Section 11.3 shall be deemed to relate to any termination of this Agreement pursuant to Section 2.2(b)(v) hereof.

12.	MISCELLANEOUS

12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Licensor without the prior written consent of Licensee, except Licensor may assign this Agreement, in whole or in part, to its Affiliate, provided, that the Affiliate agrees in writing to be bound by the provisions hereof and Licensor guarantees the performance of such Affiliate of its obligations hereunder. A change in the majority equity ownership of Licensor, whether by equity issuance or sale, merger or consolidation, or otherwise, shall be deemed an assignment by Licensor for purposes hereof. Notwithstanding the foregoing, Licensor may, with the prior written consent of Licensee (not to be unreasonably withheld), assign its rights and obligations under this Agreement in connection with a sale of its business, provided that the assignee agrees in writing to be bound by the provisions hereof. Licensor acknowledges and agrees that, under any circumstances, Licensee may withhold its consent to an assignment to a current licensee of Licensor and/or any Person that competes, directly or indirectly, in any respect with Licensee. Any assignment not in accordance with the foregoing shall be void. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns. Licensee may assign any and all of its rights and obligations under this Agreement. The Parties may grant sublicenses as provided for in Section 2.1(b) and 2.1(d).

12.2      Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay results from causes beyond the reasonable control of the affected Party, which may include embargoes, acts of war (whether declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances. If a Party is so delayed and such failure or omission is not cured within ninety (90) days, the other Party may terminate this Agreement.

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12.3      Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S.C.), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Licensor agrees that Licensee, as licensee of rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor or its Affiliates under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, will be promptly delivered to it upon Licensee’s request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement pursuant to Section 365(n) of the Bankruptcy Code.

12.4	Notices.

Notices to Licensee shall be addressed to:

BioRestorative Therapies, Inc.

555 Heritage Road, Suite 130

Jupiter, Florida 33458

Attention: Mark Weinreb, Chief Executive Officer

Fax: (561) 362-4451

With a copy to:

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Attention: Thomas A. Turano, Esq.

Fax: (617) 261-3175

and

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue, 9th Floor

East Meadow, New York 11554

Attention: Fred Skolnik, Esq.

Fax: (516) 296-7111

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Notices to Licensor shall be addressed to:

Regenerative Sciences, LLC

403 Summit Blvd., Suite 201

Broomfield, Colorado 80021

Attention: Carl R. Measer

Fax: (303) 429-6373

With a copy to:

Fuerst Ittleman, PL

1001 Brickell Bay Drive, 32nd Floor

Miami, Florida 33131

Attention: Mitchell S. Fuerst, Esq.

Fax: (305) 371-8989

Any Party may change its address by giving notice to the other Party in the manner provided in this Section 12.4. Any notice required or provided for by the terms of this Agreement shall be in writing, in the English language, and shall be (a) sent by certified or registered mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight international courier service, (c) sent by facsimile transmission, or (d) delivered by hand. The effective date of the notice shall be the actual date of receipt by the receiving Party.

12.5        Relationship of the Parties. The Parties shall be deemed independent contractors for all purposes hereunder. This Agreement does not constitute a partnership, joint venture or agency between the Parties. Neither Party is an agent of the other Party and has no authority to represent the other Party as to any matters.

12.6        Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, other than any principle of conflict or choice of laws that would cause the application of the Laws of any other jurisdiction; provided, that matters of intellectual property law concerning the existence, validity, ownership, infringement or enforcement of intellectual property shall be determined in accordance with the national intellectual property Laws relevant to the intellectual property in question.

12.7        Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a)      The Executive Officers of both Parties shall meet to attempt to resolve such disputes.

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(b)      If the Executive Officers cannot resolve such dispute within thirty (30) days after either Party requests such a meeting in writing, then, upon written notice by either Party to the other Party, such dispute, controversy or claim shall be finally resolved by binding arbitration conducted in the English language in New York, New York (or other such venue to which the Parties mutually agree) under the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator appointed in accordance with such rules. The arbitrator shall be a senior or retired judge from the jurisdiction in which the arbitration takes place. In no event will an arbitrator be empowered to award punitive or exemplary damages. Any decision of the arbitrator shall be in writing and a copy thereof shall be delivered to each of the Parties within thirty (30) days of the conclusion of hearings. The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered and enforced in any court having jurisdiction. At any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrator or from a court.

12.8        Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), the Parties mutually agree that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

12.9        Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter herein and supersedes all previous agreements, whether written or oral, with respect to such subject matter.

12.10      Amendment and Waiver. This Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.

12.11      No Implied Waivers. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right that it has or may have hereunder operate as a waiver of any right by such Party.

12.12      Export Compliance. The Parties acknowledge that the exportation from the United States of materials, products and related technical data (and the re-export from elsewhere of United States origin items) may be subject to compliance with United States export Laws, including Laws which restrict export, re-export and release of materials, products and their related technical data, and the direct products of such technical data. The Parties agree to comply with all exports Laws and to commit no act that, directly or indirectly, would violate any United States Law, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the United States adheres or with which the United States complies.

12.13      Counterparts; Facsimile or Email Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

12.14      Representation by Counsel; Interpretation. The Parties acknowledge that they have been represented by counsel, or have been afforded the opportunity to be represented by counsel, in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived by the Parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the Parties hereto.

[Remainder of Page Intentionally Left Blank]

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Form 1

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the date first above written.

Regenerative sciences, LLC

By:
Name: Christopher J. Centeno, M.D.
Title: CEO and Medical Director

BIORESTORATIVE THERAPIES, INC.

By:
Name: Mark Weinreb
Title: Chief Executive Officer

The undersigned agrees to be bound by

the provisions of Sections 5.3, 9.3 and

12 and Exhibit D as if a party to the

Agreement:

CENTENO SCHULTZ, P.C.

By:
Name:
Title:

The undersigned agree to be bound by the

provisions of Sections 9.3 and 12 and

Exhibit D as if a party to the Agreement:

Christopher J. Centeno, M.D.

John R. Schultz, M.D.

Form 1

EXHIBIT A-1

WARRANT FORM 1

NEITHER THIS WARRANT NOR THE WARRANT STOCK (AS HEREINAFTER DEFINED) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND THE WARRANT STOCK MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND SUCH LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

BIORESTORATIVE THERAPIES, INC.

(Incorporated under the laws of the State of Nevada)

Warrant

50,000,000 Shares	_____________, 2012

FOR VALUE RECEIVED, BIORESTORATIVE THERAPIES, INC., a Nevada corporation (the “Company”), hereby certifies that REGENERATIVE SCIENCES, LLC, a Colorado limited liability company (the “Holder”), is entitled, subject to the provisions of this Warrant, to purchase from the Company up to FIFTY MILLION (50,000,000) SHARES OF COMMON STOCK, $.001 par value per share, of the Company (“Common Shares”) at a price per share determined in accordance with Section 1 hereof (the “Exercise Price”) during the following periods:

(a)      All or any part of Fifteen Million (15,000,000) Common Shares (the “Initial Tranche”) may be purchased during the period (i) commencing on the date hereof and (ii) terminating at 5:00 p.m., Eastern Time, on _________, 2017 (the “Expiration Date”).

(b)      All or any part of Seventeen Million Five Hundred Thousand (17,500,000) Common Shares (the “Second Tranche”) may be purchased during the period (i) commencing on the date on which the Company has received from the Holder, pursuant to Section 4.4 of that certain License Agreement dated January 27, 2012 between the Company and the Holder) (the “License Agreement”), at least One Hundred Fifty Thousand Dollars ($150,000) in actual aggregate payments (the “Second Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the Expiration Date.

(c)      All or any part of Seventeen Million Five Hundred Thousand (17,500,000) Common Shares (the “Third Tranche”) may be purchased during the period (i) commencing on the date on which the Company has received from the Holder, pursuant to Section 4.4 of the License Agreement, at least Three Hundred Thousand Dollars ($300,000) in actual aggregate payments (the “Third Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the Expiration Date.

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The number of Common Shares to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The Common Shares deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Stock.”

The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

1.            Exercise of Warrant.

1.1         Exercise Price. The Exercise Price shall be as follows: (a) with respect to the Initial Tranche, the Exercise Price shall be three cents ($.03) per Common Share, subject to adjustment as provided for in this Warrant and (b) with respect to each of the Second Tranche and the Third Tranche, the Exercise Price shall be the Fair Market Value (as such is determined as provided for in Section 1.2 hereof) of the Company’s Common Shares as of the Second Tranche Commencement Date or the Third Tranche Commencement Date, as the case may be; provided, however, that in no event shall the Exercise Price be less than three cents ($.03) per Common Share (subject to adjustment for an Event (as such term is defined in Section 6.1)); and provided further that, if an event provided for in Section 6.2 shall occur prior to the setting of the Exercise Price for the Second Tranche and/or the Third Tranche, the Exercise Price with respect to the shares of Warrant Stock issuable pursuant to the Second Tranche and/or the Third Tranche shall be the Fair Market Value of the Company’s Common Shares determined as of the date immediately preceding such Section 6.2 event (as if, for purposes only of such Fair Market Value determination, such date were the Second Tranche Commencement Date and the Third Tranche Commencement Date).

1.2          Fair Market Value. For purposes hereof, “Fair Market Value” shall be determined as follows:

(a)      if the Common Shares are listed on any established stock exchange or a national market system, including, without limitation, The Nasdaq Stock Market, or quoted on any other market for which closing sales prices are available, Fair Market Value shall be the average of the closing sales prices for such stock, as quoted on such exchange, system or other market, on the twenty (20) trading days immediately preceding the Second Tranche Commencement Date or the Third Tranche Commencement Date, as the case may be;

(b)      if the Common Shares are quoted but closing sales prices are not reported, then Fair Market Value shall be the average of the mean between the high bid and low asked prices for the Common Shares on the twenty (20) trading days immediately preceding the Second Tranche Commencement Date or the Third Tranche Commencement Date, as the case may be; or

(c)      in the absence of any quotations for the Common Shares during the twenty (20) trading days immediately preceding the Second Tranche Commencement Date or the Third Tranche Commencement Date, as the case may be, Fair Market Value shall be determined in good faith by the Board of Directors of the Company.

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1.3          Exercise Notice. This Warrant may be exercised by its presentation and surrender to the Company at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458 (or such office or agency of the Company as it may designate in writing to the Holder hereof) with the Warrant Exercise Form attached hereto (the “Exercise Notice”) duly executed and accompanied by payment (either by wire transfer or official bank check, payable to the order of the Company) of the Exercise Price for the number of shares specified in the Exercise Notice. The Company agrees that the Holder hereof shall be deemed the record owner of such Common Shares as of the close of business on the date on which this Warrant shall have been presented and payment made for such Common Shares as aforesaid whether or not the Company or its transfer agent is open for business. Certificates for the Common Shares so purchased shall be delivered to the Holder hereof within a reasonable time after the rights represented by this Warrant shall have been so exercised. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares purchasable hereunder.

2.           Registered Owner. The Company may consider and treat the person in whose name this Warrant shall be registered as the absolute owner thereof for all purposes whatsoever and the Company shall not be affected by any notice to the contrary. Subject to the provisions hereof, the registered owner of this Warrant shall have the right to transfer it by assignment and the transferee thereof, upon his registration as owner of this Warrant, shall become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Warrant to the Company at its offices together with the Warrant Assignment Form attached hereto duly executed. In case of transfers by operation of law, the transferee shall notify the Company of such transfer and of his address, and shall submit appropriate evidence regarding the transfer so that this Warrant may be registered in the name of the transferee. This Warrant is transferable only on the books of the Company by the Holder on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of this Warrant not registered at the time of sending the communication.

3.           Reservation of Shares. During the period within which the rights represented by this Warrant may be exercised, the Company shall, at all times, reserve and keep available out of its authorized capital stock, solely for the purposes of issuance upon exercise of this Warrant, such number of its Common Shares as shall be issuable upon the exercise of this Warrant; and if at any time the number of authorized Common Shares shall not be sufficient to effect the exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

4.           Fractional Shares. The Company shall not be required to issue certificates representing fractions of Common Shares, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the Company and the Holder that all fractional interests shall be eliminated.

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5.           Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any voting or other rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

6.           Anti-Dilution Provisions.

6.1           Adjustments for Stock Dividends; Combinations, Etc. (a) In case the Company shall do any of the following (an “Event”):

(i)         declare a dividend or other distribution on its Common Shares payable in Common Shares of the Company,

(ii)        subdivide the outstanding Common Shares pursuant to a stock split or otherwise,

(iii)       combine the outstanding Common Shares into a smaller number of shares pursuant to a reverse split or otherwise, or

(iv)       reclassify its Common Shares,

then, if the Exercise Price has been established at the time of the record date for such dividend or other distribution or of the effective date of such subdivision, combination or reclassification, with respect to any exercise of this Warrant after the Event, such Exercise Price shall be changed to a price determined by dividing (a) the product of the number of Common Shares outstanding immediately prior to such Event, multiplied by the Exercise Price in effect immediately prior to such Event by (b) the number of Common Shares outstanding immediately after such Event. Each such adjustment of the Exercise Price shall be calculated to the nearest one-hundredth of a cent. Such adjustment shall be made successively whenever any Event listed above shall occur and shall be subject to adjustment as provided for in Section 6.2.

(b)         Whenever an Event shall occur (whether or not the Company then or thereafter elects to issue additional Warrants in substitution for an adjustment in the number of shares of Warrant Stock), with respect to any exercise of this Warrant after the Event, the number of shares of Warrant Stock specified in this Warrant which the Holder may purchase shall be adjusted, to the nearest full share, by multiplying such number of shares of Warrant Stock immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Common Shares outstanding immediately after such Event and the denominator shall be the number of Common Shares outstanding immediately prior to such Event.

6.2          Adjustment for Reorganization, Consolidation or Merger. In case of any reorganization of the Company (or any other entity, the securities of which are at the time receivable on the exercise of this Warrant) after the date hereof or in case after such date the Company (or any such other entity) shall consolidate with or merge with or into another entity, then, and in each such case, the Holder of this Warrant upon the exercise thereof as provided in Section l at any time after the consummation of such reorganization, consolidation or merger, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 6.l; in each such case, the terms of this Warrant shall be applicable to the securities or property receivable upon the exercise of this Warrant after such consummation.

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6.3         Officer’s Certificate. Whenever the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be adjusted pursuant to the provisions hereof, the Company shall send written notice to the Holder, in the form of an officer’s certificate, showing the adjusted number of shares of Warrant Stock determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment.

7.          Investment Intent. Unless, prior to the exercise of the Warrant, the issuance of the Warrant Stock has been registered with the Securities and Exchange Commission pursuant to the 1933 Act, the Exercise Notice shall be accompanied by the Investment Representation Letter attached hereto, duly executed by the Holder.

8.          Restrictions on Transfer.

8.1         Transfer to Comply with the Securities Act of 1933. Neither this Warrant nor any Warrant Stock may be sold, assigned, transferred or otherwise disposed of except as follows: (1) to a person who, in the opinion of counsel satisfactory to the Company, is a person to whom this Warrant or the Warrant Stock may legally be transferred without registration and without the delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 8 with respect to any resale, assignment, transfer or other disposition of such securities; or (2) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale, assignment, transfer or disposition.

8.2         Legend. Subject to the terms hereof, upon exercise of this Warrant and the issuance of the Warrant Stock, all certificates representing such Warrant Stock shall bear on the face or reverse thereof substantially the following legend:

“The securities which are represented by this certificate have not been registered under the Securities Act of 1933, and may not be sold, transferred, hypothecated or otherwise disposed of until a registration statement with respect thereto is declared effective under such act, or the Company receives an opinion of counsel for the Company that an exemption from the registration requirements of such act is available.”

9.           Lost, Stolen or Destroyed Warrant. In the event that the Holder notifies the Company that this Warrant has been lost, stolen or destroyed and provides (a) a letter, in form satisfactory to the Company, to the effect that it will indemnify the Company from any loss incurred by it in connection therewith, and/or (b) an indemnity bond in such amount as is reasonably required by the Company, the Company having the option of electing either (a) or (b) or both, the Company may, in its sole discretion, accept such letter and/or indemnity bond in lieu of the surrender of this Warrant as required by Section 1 hereof.

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10.          Notices. All notices required hereunder shall be given by first-class mail, postage prepaid, or overnight mail or courier and, if given by the Holder addressed to the Company at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458, Attention: Chief Executive Officer, or such other address as the Company may designate in writing to the Holder; and if given by the Company, addressed to the Holder at the address of the Holder shown on the books of the Company.

11.         Applicable Law; Jurisdiction. This Warrant is issued under, and shall for all purposes be governed by and construed in accordance with, the laws of the State of Nevada, excluding choice of law principles thereof. The Company and, by its acceptance of this Warrant, the Holder hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within Nassau County, New York over any dispute arising out of or relating to this Warrant and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal action related thereto may be heard and determined in such courts. Each of the Company and the Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it or he may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

12.         Construction. The use of the word “including” in this Warrant means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

13.         Interpretation. The Company and, by its acceptance of this Warrant, the Holder acknowledge that they have been represented by counsel, or afforded the opportunity to be represented by counsel, in connection with this Warrant. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived by the Company and the Holder. The provisions of this Warrant shall be interpreted in a reasonable manner to give effect to the intent of the Company and the Holder.

{Remainder of page intentionally left blank. Signature page follows.}

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
Chief Executive Officer

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BIORESTORATIVE THERAPIES, INC.

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant dated as of ______________, 2012 to the extent of purchasing _________ shares of Common Stock of BIORESTORATIVE THERAPIES, INC. The undersigned hereby makes a payment of $__________ in payment therefor.

HOLDER:

TO BE COMPLETED BY INDIVIDUAL HOLDER	TO BE COMPLETED BY CORPORATE, PARTNERSHIP, LIMITED LIABILITY COMPANY OR TRUST HOLDER

Name(s) of Holder(s) [Please Print]	Name of Holder [Please Print]

By:
Signature of Holder	Authorized Signatory

Signature of Holder, if jointly held	Name and Title of Authorized Signatory
[Please Print]

Address(es) of Holder(s)	Address of Holder

Social Security Number(s) of Holder(s)	Tax Identification Number of Holder

Date	Date

8

BIORESTORATIVE THERAPIES, INC.

WARRANT ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________ hereby sells, assigns and transfers unto _____________________________ (please type or print name of assignee) with an address at ______________________________________________________________ the right to purchase shares of Common Stock of BIORESTORATIVE THERAPIES, INC. (the “Company”) represented by this Warrant dated as of ___________, 2012 to the extent of ___________ shares and does hereby irrevocably constitute and appoint ___________________ attorney to transfer the same on the books of the Company with full power of substitution in the premises.

HOLDER:

TO BE COMPLETED BY INDIVIDUAL HOLDER	TO BE COMPLETED BY CORPORATE, PARTNERSHIP, LIMITED LIABILITY COMPANY OR TRUST HOLDER

Name(s) of Holder(s) [Please Print]	Name of Holder [Please Print]

By:
Signature of Holder	Authorized Signatory

Signature of Holder, if jointly held	Name and Title of Authorized Signatory
[Please Print]

Date	Date

Signature(s) Guaranteed:

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BIORESTORATIVE THERAPIES, INC.

FORM OF INVESTMENT REPRESENTATION LETTER

BioRestorative Therapies, Inc.

555 Heritage Drive

Suite 130

Jupiter, Florida 33458

Gentlemen:

In connection with the acquisition of _______________ shares of Common Stock (the “Shares”) of BIORESTORATIVE THERAPIES, INC., a Nevada corporation (the “Company”), by the undersigned from the Company pursuant to the exercise of a Warrant, dated as of ____________, 2012, the undersigned does hereby represent and warrant to the Company as follows:

(a)	The undersigned represents and warrants that the Shares acquired by it are being acquired for its own account, for investment purposes and not with a view to any distribution within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The undersigned will not sell, assign, mortgage, pledge, hypothecate, transfer or otherwise dispose of any of the Shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) the Company has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, mortgage, pledge, hypothecation, transfer or disposition does not require registration under the Securities Act or any state securities law.

(b)	The undersigned understands that the resale of the Shares is not, and is not being, registered under the Securities Act and the Shares must be held indefinitely unless they are subsequently registered thereunder or an exemption from such registration is available.

(c)	The undersigned recognizes that the acquisition of the Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the undersigned may not be able to liquidate its investment in the event of emergency; (ii) transferability is extremely limited; and (iii) it could sustain a complete loss of its investment.

(d)	The undersigned represents that it (i) is competent to understand and does understand the nature of its investment in the Shares; and (ii) is able to bear the economic risk of its investment in the Shares.

(e)	The undersigned represents that, either alone or with its purchaser representative (as such term is defined in Rule 501 promulgated under the Securities Act), it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares.

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(f)	The undersigned represents that it has reviewed all information regarding the Company that has been filed with the Securities Exchange Commission. The undersigned also represents that it has been furnished by the Company with all information regarding the Company which it had requested or desired to know; that all documents which could be reasonably provided have been made available for its inspection and review; that it has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of the Company concerning the Company; and that it has had the opportunity to consult with its own tax or financial advisor concerning an investment in the Company.

(g)	The undersigned represents that the Shares are being acquired for its own account, for investment and not for distribution to others. The undersigned agrees that it will not sell, transfer or otherwise dispose of the Shares, or any portion thereof, unless they are registered under the Securities Act or unless an exemption from such registration is available.

(h)	The undersigned consents to the placement of a legend on the Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof. The undersigned is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

(i)	THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SHARES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

(j)	The undersigned acknowledges that counsel to the Company will be relying, and may rely, upon the foregoing in connection with any opinion of counsel it may give with regard to the issuance of the Shares by the Company to the undersigned, and any subsequent transfer of the Shares by the undersigned, and agrees to advise the Company and its counsel in writing in the event of any change in any of the foregoing.

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Very truly yours,

HOLDER:

TO BE COMPLETED BY INDIVIDUAL HOLDER	TO BE COMPLETED BY CORPORATE, PARTNERSHIP, LIMITED LIABILITY COMPANY OR TRUST HOLDER

Name(s) of Holder(s) [Please Print]	Name of Holder [Please Print]

By:
Signature of Holder	Authorized Signatory

Signature of Holder, if jointly held	Name and Title of Authorized Signatory
[Please Print]

Date	Date

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Form 2

EXHIBIT A-2

WARRANT FORM 2

NEITHER THIS WARRANT NOR THE WARRANT STOCK (AS HEREINAFTER DEFINED) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND THE WARRANT STOCK MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND SUCH LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY WARRANT ISSUED IN EXCHANGE FOR THIS WARRANT.

BIORESTORATIVE THERAPIES, INC.

(Incorporated under the laws of the State of Nevada)

Warrant

50,000,000 Shares	_____________, 2012

FOR VALUE RECEIVED, BIORESTORATIVE THERAPIES, INC., a Nevada corporation (the “Company”), hereby certifies that REGENERATIVE SCIENCES, LLC, a Colorado limited liability company (the “Holder”), is entitled, subject to the provisions of this Warrant, to purchase from the Company up to FIFTY MILLION (50,000,000) SHARES OF COMMON STOCK, $.001 par value per share, of the Company (“Common Shares”) at a price per share determined in accordance with Section 1 hereof (the “Exercise Price”) during the following periods:

(a)       All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (7,142,857) Common Shares (the “Initial Tranche”) may be purchased during the period (i) commencing on the earlier of (A) two (2) years from the date hereof or (B) the date on which the Company initiates FDA-approved Phase I human clinical trials with respect to the Licensor IP (as such term is defined in that certain License Agreement dated January 27, 2012 between the Company and the Holder (the “License Agreement”)) (such earlier date being referred to as the “Initial Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Initial Tranche Commencement Date.

(b)      All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (7,142,857) Common Shares (the “Second Tranche”) may be purchased during the period (i) commencing on the first anniversary of the Initial Tranche Commencement Date (the “Second Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Second Tranche Commencement Date.

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(c)      All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (7,142,857) Common Shares (the “Third Tranche”) may be purchased during the period (i) commencing on the second anniversary of the Initial Tranche Commencement Date (the “Third Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Third Tranche Commencement Date.

(d)      All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (7,142,857) Common Shares (the “Fourth Tranche”) may be purchased during the period (i) commencing on the third anniversary of the Initial Tranche Commencement Date (the “Fourth Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Fourth Tranche Commencement Date.

(e)      All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (7,142,857) Common Shares (the “Fifth Tranche”) may be purchased during the period (i) commencing on the fourth anniversary of the Initial Tranche Commencement Date (the “Fifth Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Fifth Tranche Commencement Date.

(f)      All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (7,142,857) Common Shares (the “Sixth Tranche”) may be purchased during the period (i) commencing on the fifth anniversary of the Initial Tranche Commencement Date (the “Sixth Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Sixth Tranche Commencement Date.

(g)      All or any part of Seven Million One Hundred Forty-Two Thousand Eight Hundred Fifty-Eight (7,142,858) Common Shares (the “Seventh Tranche”) may be purchased during the period (i) commencing on the sixth anniversary of the Initial Tranche Commencement Date (the “Seventh Tranche Commencement Date”) and (ii) terminating at 5:00 p.m., Eastern Time, on the second anniversary of the Seventh Tranche Commencement Date.

All capitalized terms used but not defined herein shall have the respective meanings given to such terms in the License Agreement.

Notwithstanding the foregoing, in the event, at the time any portion of this Warrant has not yet been exercised, there is a Claimed Infringement that relates to the United States, the Warrant shall no longer be exercisable or shall not be exercisable, as the case may be, unless and until a court of competent jurisdiction shall have determined, without further right of appeal, whether the Exploitation of Procedures or Products in the Field in the United States by the Company, its Affiliates or Sublicensees infringes the Intellectual Property Rights or Know-How of the Third Party. In the event that such court determines that there is no such infringement, the Warrant shall be exercisable as set forth above (subject to any other instances of Claimed Infringement that relate to the United States). In the event that such court determines that there is an infringement, then the Company and the Holder shall utilize the procedures set forth in Section 12.7 of the License Agreement to determine the amount of Losses incurred by Licensee Indemnitees relating to or in connection with the Claimed Infringement, including any license fees or other settlement amounts payable in connection therewith. Following a determination of such Losses, this Warrant shall be deemed adjusted to reduce the number of shares of Warrant Stock (as hereinafter defined) issuable hereunder by fifty (50) shares of Warrant Stock (subject to adjustment for an Event under Section 6.1) for each dollar of Losses. Any such reduction shall apply to the next portion of this Warrant otherwise exercisable. The foregoing provisions shall be applicable to each instance of a Claimed Infringement that relates to the United States.

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The number of Common Shares to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The Common Shares deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Stock.”

The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

14.          Exercise of Warrant.

1.4          Exercise Price. The Exercise Price shall be as follows: with respect to each of the Initial Tranche, the Second Tranche, the Third Tranche, the Fourth Tranche, the Fifth Tranche, the Sixth Tranche and the Seventh Tranche, the Exercise Price shall be the Fair Market Value (as such is determined as provided for in Section 1.2 hereof) of the Company’s Common Shares as of the Initial Tranche Commencement Date, the Second Tranche Commencement Date, the Third Tranche Commencement Date, the Fourth Tranche Commencement Date, the Fifth Tranche Commencement Date, the Sixth Tranche Commencement or the Seventh Tranche Commencement Date, as the case may be; provided, however, that in no event shall the Exercise Price be less than three cents ($.03) per Common Share (subject to adjustment for an Event (as such term is defined in Section 6.1)); and provided further that, if an event provided for in Section 6.2 shall occur prior to the setting of the Exercise Price for the Initial Tranche, the Second Tranche, the Third Tranche, the Fourth Tranche, the Fifth Tranche, the Sixth Tranche or the Seventh Tranche, the Exercise Price with respect to the shares of Warrant Stock issuable pursuant to such particular tranche shall be the Fair Market Value of the Company’s Common Shares determined as of the date immediately preceding such Section 6.2 event (as if, for purposes only of such Fair Market Value determination, such date were the Initial Tranche Commencement Date, the Second Tranche Commencement Date, the Third Tranche Commencement Date, the Fourth Tranche Commencement Date, the Fifth Tranche Commencement Date, the Sixth Tranche Commencement Date or the Seventh Tranche Commencement Date, as the case may be).

1.5           Fair Market Value. For purposes hereof, “Fair Market Value” shall be determined as follows:

(d)      if the Common Shares are listed on any established stock exchange or a national market system, including, without limitation, The Nasdaq Stock Market, or quoted on any other market for which closing sales prices are available, Fair Market Value shall be the average of the closing sales prices for such stock, as quoted on such exchange, system or other market, on the twenty (20) trading days immediately preceding the Initial Tranche Commencement Date, the Second Tranche Commencement Date, the Third Tranche Commencement Date, the Fourth Tranche Commencement Date, the Fifth Tranche Commencement Date, the Sixth Tranche Commencement Date or the Seventh Tranche Commencement Date, as the case may be;

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(e)      if the Common Shares are quoted but closing sales prices are not reported, then Fair Market Value shall be the average of the mean between the high bid and low asked prices for the Common Shares on the twenty (20) trading days immediately preceding the Initial Tranche Commencement Date, the Second Tranche Commencement Date, the Third Tranche Commencement Date, the Fourth Tranche Commencement Date, the Fifth Tranche Commencement Date, the Sixth Tranche Commencement Date or the Seventh Tranche Commencement Date, as the case may be;

(f)      in the absence of any quotations for the Common Shares during the twenty (20) trading days immediately preceding the Initial Tranche Commencement Date, the Second Tranche Commencement Date, the Third Tranche Commencement Date, the Fourth Tranche Commencement Date, the Fifth Tranche Commencement Date, the Sixth Tranche Commencement Date or the Seventh Tranche Commencement Date, as the case may be, Fair Market Value shall be determined in good faith by the Board of Directors of the Company.

1.6          Exercise Notice. This Warrant may be exercised by its presentation and surrender to the Company at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458 (or such office or agency of the Company as it may designate in writing to the Holder hereof) with the Warrant Exercise Form attached hereto (the “Exercise Notice”) duly executed and accompanied by payment (either by wire transfer or official bank check, payable to the order of the Company) of the Exercise Price for the number of shares specified in the Exercise Notice. The Company agrees that the Holder hereof shall be deemed the record owner of such Common Shares as of the close of business on the date on which this Warrant shall have been presented and payment made for such Common Shares as aforesaid whether or not the Company or its transfer agent is open for business. Certificates for the Common Shares so purchased shall be delivered to the Holder hereof within a reasonable time after the rights represented by this Warrant shall have been so exercised. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares purchasable hereunder.

15.          Registered Owner. The Company may consider and treat the person in whose name this Warrant shall be registered as the absolute owner thereof for all purposes whatsoever and the Company shall not be affected by any notice to the contrary. Subject to the provisions hereof, the registered owner of this Warrant shall have the right to transfer it by assignment and the transferee thereof, upon his registration as owner of this Warrant, shall become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Warrant to the Company at its offices together with the Warrant Assignment Form attached hereto duly executed. In case of transfers by operation of law, the transferee shall notify the Company of such transfer and of his address, and shall submit appropriate evidence regarding the transfer so that this Warrant may be registered in the name of the transferee. This Warrant is transferable only on the books of the Company by the Holder on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of this Warrant not registered at the time of sending the communication.

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16.         Reservation of Shares. During the period within which the rights represented by this Warrant may be exercised, the Company shall, at all times, reserve and keep available out of its authorized capital stock, solely for the purposes of issuance upon exercise of this Warrant, such number of its Common Shares as shall be issuable upon the exercise of this Warrant; and if at any time the number of authorized Common Shares shall not be sufficient to effect the exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

17.         Fractional Shares. The Company shall not be required to issue certificates representing fractions of Common Shares, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the Company and the Holder that all fractional interests shall be eliminated.

18.         Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any voting or other rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

19.         Anti-Dilution Provisions.

6.4           Adjustments for Stock Dividends; Combinations, Etc. (a) In case the Company shall do any of the following (an “Event”):

(i)         declare a dividend or other distribution on its Common Shares payable in Common Shares of the Company,

(ii)        subdivide the outstanding Common Shares pursuant to a stock split or otherwise,

(iii)       combine the outstanding Common Shares into a smaller number of shares pursuant to a reverse split or otherwise, or

(iv)        reclassify its Common Shares,

then, if the Exercise Price has been established at the time of the record date for such dividend or other distribution or of the effective date of such subdivision, combination or reclassification, with respect to any exercise of this Warrant after the Event, such Exercise Price shall be changed to a price determined by dividing (a) the product of the number of Common Shares outstanding immediately prior to such Event, multiplied by the Exercise Price in effect immediately prior to such Event by (b) the number of Common Shares outstanding immediately after such Event. Each such adjustment of the Exercise Price shall be calculated to the nearest one-hundredth of a cent. Such adjustment shall be made successively whenever any Event listed above shall occur and shall be subject to adjustment as provided for in Section 6.2.

(b)        Whenever an Event shall occur (whether or not the Company then or thereafter elects to issue additional Warrants in substitution for an adjustment in the number of shares of Warrant Stock), with respect to any exercise of this Warrant after the Event, the number of shares of Warrant Stock specified in this Warrant which the Holder may purchase shall be adjusted, to the nearest full share, by multiplying such number of shares of Warrant Stock immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Common Shares outstanding immediately after such Event and the denominator shall be the number of Common Shares outstanding immediately prior to such Event.

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6.5         Adjustment for Reorganization, Consolidation or Merger. In case of any reorganization of the Company (or any other entity, the securities of which are at the time receivable on the exercise of this Warrant) after the date hereof or in case after such date the Company (or any such other entity) shall consolidate with or merge with or into another entity, then, and in each such case, the Holder of this Warrant upon the exercise thereof as provided in Section l at any time after the consummation of such reorganization, consolidation or merger, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 6.l; in each such case, the terms of this Warrant shall be applicable to the securities or property receivable upon the exercise of this Warrant after such consummation.

6.6         Officer’s Certificate. Whenever the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be adjusted pursuant to the provisions hereof, the Company shall send written notice to the Holder, in the form of an officer’s certificate, showing the adjusted number of shares of Warrant Stock determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment.

20.         Investment Intent. Unless, prior to the exercise of the Warrant, the issuance of the Warrant Stock has been registered with the Securities and Exchange Commission pursuant to the 1933 Act, the Exercise Notice shall be accompanied by the Investment Representation Letter attached hereto, duly executed by the Holder.

21.         Restrictions on Transfer.

8.3      Transfer to Comply with the Securities Act of 1933. Neither this Warrant nor any Warrant Stock may be sold, assigned, transferred or otherwise disposed of except as follows: (1) to a person who, in the opinion of counsel satisfactory to the Company, is a person to whom this Warrant or the Warrant Stock may legally be transferred without registration and without the delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 8 with respect to any resale, assignment, transfer or other disposition of such securities; or (2) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale, assignment, transfer or disposition.

8.4      Legend. Subject to the terms hereof, upon exercise of this Warrant and the issuance of the Warrant Stock, all certificates representing such Warrant Stock shall bear on the face or reverse thereof substantially the following legend:

“The securities which are represented by this certificate have not been registered under the Securities Act of 1933, and may not be sold, transferred, hypothecated or otherwise disposed of until a registration statement with respect thereto is declared effective under such act, or the Company receives an opinion of counsel for the Company that an exemption from the registration requirements of such act is available.”

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22.      Lost, Stolen or Destroyed Warrant. In the event that the Holder notifies the Company that this Warrant has been lost, stolen or destroyed and provides (a) a letter, in form satisfactory to the Company, to the effect that it will indemnify the Company from any loss incurred by it in connection therewith, and/or (b) an indemnity bond in such amount as is reasonably required by the Company, the Company having the option of electing either (a) or (b) or both, the Company may, in its sole discretion, accept such letter and/or indemnity bond in lieu of the surrender of this Warrant as required by Section 1 hereof.

23.      Notices. All notices required hereunder shall be given by first-class mail, postage prepaid, or overnight mail or courier and, if given by the Holder addressed to the Company at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458, Attention: Chief Executive Officer, or such other address as the Company may designate in writing to the Holder; and if given by the Company, addressed to the Holder at the address of the Holder shown on the books of the Company.

24.      Applicable Law; Jurisdiction. This Warrant is issued under, and shall for all purposes be governed by and construed in accordance with, the laws of the State of Nevada, excluding choice of law principles thereof. The Company and, by its acceptance of this Warrant, the Holder hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within Nassau County, New York over any dispute arising out of or relating to this Warrant and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal action related thereto may be heard and determined in such courts. Each of the Company and the Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it or he may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

25.      Construction. The use of the word “including” in this Warrant means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

26.      Interpretation. The Company and, by its acceptance of this Warrant, the Holder acknowledge that they have been represented by counsel, or afforded the opportunity to be represented by counsel, in connection with this Warrant. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived by the Company and the Holder. The provisions of this Warrant shall be interpreted in a reasonable manner to give effect to the intent of the Company and the Holder.

{Remainder of page intentionally left blank. Signature page follows.}

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
Chief Executive Officer

8

BIORESTORATIVE THERAPIES, INC.

WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant dated as of ______________, 2012 to the extent of purchasing _________ shares of Common Stock of BIORESTORATIVE THERAPIES, INC. The undersigned hereby makes a payment of $__________ in payment therefor.

HOLDER:

TO BE COMPLETED BY INDIVIDUAL HOLDER	TO BE COMPLETED BY CORPORATE, PARTNERSHIP, LIMITED LIABILITY COMPANY OR TRUST HOLDER

Name(s) of Holder(s) [Please Print]	Name of Holder [Please Print]

By:
Signature of Holder	Authorized Signatory

Signature of Holder, if jointly held	Name and Title of Authorized Signatory
[Please Print]

Address(es) of Holder(s)	Address of Holder

Social Security Number(s) of Holder(s)	Tax Identification Number of Holder

Date	Date

9

BIORESTORATIVE THERAPIES, INC.

WARRANT ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________ hereby sells, assigns and transfers unto _____________________________ (please type or print name of assignee) with an address at ______________________________________________________________ the right to purchase shares of Common Stock of BIORESTORATIVE THERAPIES, INC. (the “Company”) represented by this Warrant dated as of ___________, 2012 to the extent of ___________ shares and does hereby irrevocably constitute and appoint ___________________ attorney to transfer the same on the books of the Company with full power of substitution in the premises.

HOLDER:

TO BE COMPLETED BY INDIVIDUAL HOLDER	TO BE COMPLETED BY CORPORATE, PARTNERSHIP, LIMITED LIABILITY COMPANY OR TRUST HOLDER

Name(s) of Holder(s) [Please Print]	Name of Holder [Please Print]

By:
Signature of Holder	Authorized Signatory

Signature of Holder, if jointly held	Name and Title of Authorized Signatory
[Please Print]

Date	Date

Signature(s) Guaranteed:

10

BIORESTORATIVE THERAPIES, INC.

FORM OF INVESTMENT REPRESENTATION LETTER

BioRestorative Therapies, Inc.

555 Heritage Drive

Suite 130

Jupiter, Florida 33458

Gentlemen:

In connection with the acquisition of _______________ shares of Common Stock (the “Shares”) of BIORESTORATIVE THERAPIES, INC., a Nevada corporation (the “Company”), by the undersigned from the Company pursuant to the exercise of a Warrant, dated as of ____________, 2012, the undersigned does hereby represent and warrant to the Company as follows:

(k)	The undersigned represents and warrants that the Shares acquired by it are being acquired for its own account, for investment purposes and not with a view to any distribution within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The undersigned will not sell, assign, mortgage, pledge, hypothecate, transfer or otherwise dispose of any of the Shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) the Company has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, mortgage, pledge, hypothecation, transfer or disposition does not require registration under the Securities Act or any state securities law.

(l)	The undersigned understands that the resale of the Shares is not, and is not being, registered under the Securities Act and the Shares must be held indefinitely unless they are subsequently registered thereunder or an exemption from such registration is available.

(m)	The undersigned recognizes that the acquisition of the Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the undersigned may not be able to liquidate its investment in the event of emergency; (ii) transferability is extremely limited; and (iii) it could sustain a complete loss of its investment.

(n)	The undersigned represents that it (i) is competent to understand and does understand the nature of its investment in the Shares; and (ii) is able to bear the economic risk of its investment in the Shares.

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(o)	The undersigned represents that, either alone or with its purchaser representative (as such term is defined in Rule 501 promulgated under the Securities Act), it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares.

(p)	The undersigned represents that it has reviewed all information regarding the Company that has been filed with the Securities Exchange Commission. The undersigned also represents that it has been furnished by the Company with all information regarding the Company which it had requested or desired to know; that all documents which could be reasonably provided have been made available for its inspection and review; that it has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of the Company concerning the Company; and that it has had the opportunity to consult with its own tax or financial advisor concerning an investment in the Company.

(q)	The undersigned represents that the Shares are being acquired for its own account, for investment and not for distribution to others. The undersigned agrees that it will not sell, transfer or otherwise dispose of the Shares, or any portion thereof, unless they are registered under the Securities Act or unless an exemption from such registration is available.

(r)	The undersigned consents to the placement of a legend on the Shares stating that they have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof. The undersigned is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares.

(s)	THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND WILL BE OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SHARES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

(t)	The undersigned acknowledges that counsel to the Company will be relying, and may rely, upon the foregoing in connection with any opinion of counsel it may give with regard to the issuance of the Shares by the Company to the undersigned, and any subsequent transfer of the Shares by the undersigned, and agrees to advise the Company and its counsel in writing in the event of any change in any of the foregoing.

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Very truly yours,

HOLDER:

TO BE COMPLETED BY INDIVIDUAL HOLDER	TO BE COMPLETED BY CORPORATE, PARTNERSHIP, LIMITED LIABILITY COMPANY OR TRUST HOLDER

Name(s) of Holder(s) [Please Print]	Name of Holder [Please Print]

By:
Signature of Holder	Authorized Signatory

Signature of Holder, if jointly held	Name and Title of Authorized Signatory
[Please Print]

Date	Date

13

EXHIBIT B-1

LICENSOR CORE PATENT RIGHTS

OUR REF NO	CTY	SERIAL NO	FILE DATE	STATUS	TITLE	PUBL NO	PUBL DATE
0237.09/PCT	WO	PCT/US2009/066773	12/4 /2009	NAT PHASE	Methods and Compositions to Facilitate Repair of Avascular Tissue	WO 2010/065854	6 /10/2010
0237.09/PCT-US	US	13/132,840	6 /3 /2011	PUBLISHED	Methods and Compositions to Facilitate Repair of Avascular Tissue	US-2011-0245804-A1	10/6 /2011
0237.09PR	US	61/120,098	12/5 /2008	EXPIRED	Methods and Compositions for Intervertebral Disc Repair
0237.09PR2	US	61/154,874	2 /24/2009	EXPIRED	Methods and Compositions for Intervertebral Disc Repair
0237.13/US	US	12/939,856	11/4 /2010	PUBLISHED	Therapeutic Delivery Device	US-2011-0276001-A1	11/10/2011
0237.13PR	US	61/258,070	11/4 /2009	EXPIRED	Therapeutic Delivery Device
0237.13PR-2	US	61/258,314	11/5 /2009	EXPIRED	Therapeutic Delivery Device

EXHIBIT B-2

LICENSOR BASE NON-CORE PATENT RIGHTS

OUR REF NO	CTY	SERIAL NO	FILE DATE	STATUS	TITLE	PUBL NO	PUBL DATE
0237.02/PCT	WO	PCT/US08/68202	6 /25/2008	NAT PHASE	Methods and Compositions For Optimized Expansion And Implantation of Mesenchymal Stem Cells	WO 2009/006161	1 /8 /2009
0237.02/PCT-BR	BR	PI0814651-9	6 /25/2008	PENDING	Methods and Compositions For Optimized Expansion And Implantation of Mesenchymal Stem Cells
0237.02/PCT-CA	CA	2691427	6 /25/2008	PENDING	Methods and Compositions For Optimized Expansion And Implantation of Mesenchymal Stem Cells
0237.02/PCT-EP	EP	08771942.3	6 /25/2008	PUBLISHED	Methods and Compositions For Optimized Expansion And Implantation of Mesenchymal Stem Cells	EP 2 167 648	3 /31/2010
0237.02/PCT-MX	MX	MX/a/2009/014273	6 /25/2008	PENDING	Methods and Compositions For Optimized Expansion And Implantation of Mesenchymal Stem Cells
0237.02/US	US	11/773,774	7 /5 /2007	PUBLISHED	Methods and Compositions For Optimized Expansion And Implantation of Mesenchymal Stem Cells	US-2009-0010896-A1	1 /8 /2009

EXHIBIT B-3

LICENSOR OTHER NON-CORE PATENT RIGHTS

OUR REF NO	CTY	SERIAL NO	FILE DATE	STATUS	TITLE	PUBL NO	PUBL DATE
0237.01/PCT	WO	PCT/US07/60889	1 /23/2007	NAT PHASE	MESENCHYMAL STEM CELL ISOLATION AND TRANSPLANTATION METHOD AND SYSTEM TO BE USED IN A CLINICAL SETTING	WO 2007/087519 A2	8 /2 /2007
0237.01/PCT-CA	CA	2640185	1 /23/2007	PENDING	MESENCHYMAL STEM CELL ISOLATION AND TRANSPLANTATION METHOD AND SYSTEM TO BE USED IN A CLINICAL SETTING
0237.01/PCT-EP	EP	07762515.0	1 /23/2007	PUBLISHED	MESENCHYMAL STEM CELL ISOLATION AND TRANSPLANTATION METHOD AND SYSTEM TO BE USED IN A CLINICAL SETTING	EP 1 978 977	10/15/2008
0237.01/PCT-EP-HK	HK	09103392.9	1 /23/2007	TRANSFER	MESENCHYMAL STEM CELL ISOLATION AND TRANSPLANTATION METHOD AND SYSTEM TO BE USED IN A CLINICAL SETTING	HK 1123225	6 /12/2009
0237.01/PCT-US	US	12/161,911	11/7 /2008	PUBLISHED	Mesenchymal Stem Cell Isolation And Transplantation Method And System To Be Used In A Clinical Setting	US-2009-0208464-A1	8 /20/2009
0237.01/PR	US	60/761,441	1 /24/2006	EXPIRED	MESENCHYMAL STEM CELL ISOLATION AND TRANSPLANTATION METHOD AND SYSTEM TO BE USED IN A CLINICAL SETTING
0237.03/PR	US	61/014,987	12/19/2007	EXPIRED	Compositions to Promote Implantation and Engrafment of Stem Cells
0237.03PCT	WO	PCT/US08/87452	12/18/2008	NAT PHASE	Compositions and Methods to Promote Implantation and Engrafment of Stem Cells	WO 2009/085969	7 /9 /2009
0237.03PCT-US	US	12/809,445	11/8 /2010	PUBLISHED	Compositions and Methods to Promote Implantation and Engrafment of Stem Cells	US-2011-0200642-A1	8 /18/2011
0237.04/PCT	WO	PCT/US2009/037126	3 /13/2009	NAT PHASE	Compositions and Methods for Cartilage Repair	WO 2009/114785	9 /17/2009
0237.04/PCT-EP	EP	09721049.6	3 /13/2009	PUBLISHED	Compositions and Methods for Cartilage Repair	EP 2257176	12/8 /2010

OUR REF NO	CTY	SERIAL NO	FILE DATE	STATUS	TITLE	PUBL NO	PUBL DATE
0237.04/PCT-US	US	12/922,436	10/25/2010	PUBLISHED	Compositions and Methods for Cartilage Repair	US-2011-0052533-A1	3 /3 /2011
0237.04/PR	US	61/036,551	3 /14/2008	EXPIRED	Compositions and Methods for Cartilage Repair
0237.08/US	US	12/636,214	12/11/2009	PUBLISHED	Use of In-Vitro Culture to Design or Test Personalized Treatment Regimens	US-2010-0168022-A1	7 /1 /2010
0237.08PR	US	61/099,415	9 /23/2008	EXPIRED	USE OF IN-VITRO CULTURE TO DESIGN OR TEST PERSONALIZED TREATMENT REGIMENS
0237.08PR2	US	61/121,819	12/11/2008	EXPIRED	USE OF IN-VITRO CULTURE TO DESIGN OR TEST PERSONALIZED TREATMENT REGIMENS
0237.14PR	US	61/559,293	11/14/2011	PENDING	Suspended Particle Delivery System
0352.12US	US	12/873,530	9/1/2010	PUBLISHED	Stem Cell Marketplace	US-2011-0054929-A1	3/3/2011
0352.12PR	US	61/238,764	9/1/2009	EXPIRED	Stem Cell Marketplace

EXHIBIT C

LICENSEE MILESTONES

1.	First Milestone. Any of the following:

•	the filing by Licensee or its Affiliate of an investigational new drug application (the “IND”) within twenty-four (24) months following the Effective Date
•	Licensor having the right to perform a disc procedure in the United States within twenty-four (24) months following the Effective Date
•	Two Hundred Fifty Thousand Dollars ($250,000) in aggregate cumulative gross sales for Licensee and its Affiliates within twenty-four (24) months following the Effective Date

2.	Second Milestone. Any of the following:

•	the completion by Licensee or its Affiliate of a phase I clinical trial within thirty-six (36) months following the filing of the IND
•	Licensor having the right to perform a disc procedure in the United States within thirty-six (36) months following the Effective Date
•	One Million Dollars ($1,000,000) in aggregate cumulative gross sales for Licensee and its Affiliates within thirty-six (36) months following the Effective Date

3.	Third Milestone. Any of the following:

•	the completion by Licensee or its Affiliate of a phase II clinical trial within sixty (60) months following the completion of the phase I clinical trial
•	Licensor having the right to perform a disc procedure in the United States within sixty (60) months following the Effective Date
•	Two Million Dollars ($2,000,000) in aggregate cumulative gross sales for Licensee and its Affiliates within sixty (60) months following the Effective Date

EXHIBIT D

PRE-BLA ACTIVITIES AND CLINICAL TRIALS

In order to commercialize the Licensor IP in the United States, certain work must be performed under an IND application and possibly an investigational device exemption (“IDE”) application. Once completed, the investigational applications would be used to support the submission and approval or clearance of a biologics license application (“BLA”) and a 510(k) premarket notification or Premarket Approval (“PMA”) application to the FDA for one or more Product.

Licensee shall have a detailed gap analysis performed on all pre-clinical and clinical data.

Licensee will hire a consultant with expertise in clinical development and IND and IDE submissions. Such consultant will work with Licensee and Licensor to review pre-clinical and clinical data and protocols.

Upon completion of the gap analysis, Licensee will develop a clinical strategy for BLA approval and 510(k) and/or PMA clearance. Licensee will also engage Licensor physicians and laboratory staff to develop the clinical strategy.

Licensee will fund a BLA application for an FDA approved clinical trial.

Certain work to be performed in connection with IND/IDE application:

•	Treatment of patients under IRB protocol using necessary techniques to refine therapy-treatment costs funded by Licensee at Cayman site (total cost per patient will be $15,000). To save costs, efforts will be made to schedule multiple patients for treatments during the same days. The number of patients treated shall be determined by the necessary data to file an IND. Treatments will include necessary imaging, laboratory culturing preparations, pre and post operative analysis of data, and outcomes. Treatments are expected to start in the 1st quarter of 2012. Christopher Centeno, M.D., or other qualified physicians from the Centeno-Schultz Clinic, will oversee and teach the procedure to Licensee selected physicians (which fees shall be included in the per patient cost above). Work or treatments performed at Cayman site is subject to regulatory consulting recommendations.

•	Complete second phase medical delivery device development. This would include utilizing a bioengineering firm and/or medical device company to assist in the device modifications and 510(k) preparations. Licensor will make available its engineering expertise or personnel to assist in the medical device improvements.

•	Ready existing disc data for publication while pre-BLA trials are being conducted.

Licensor project supervision and consultation services for pre-BLA work:

•	Christopher Centeno, M.D. — $400/hr. Minimum availability of 20 hrs. /month (if time exceeds minimum in any given month, a daily rate of $ 3200/day will replace the hourly fee for the next 3 months. At the end of that three month period, the fee resets to the hourly rate up to 20 hours a month. ).

•	Ph.D. Laboratory Personnel: $140/hr.

•	Laboratory and Research Personnel — $75/hr.

•	Engineering Personnel — $100/hr.

•	CSC Physicians — $300/hr (physician fee included in Cayman pre-BLA patient treatment cost).

EXHIBIT E

LICENSOR ASSISTANCE

In consideration of the Initial License Consideration, Licensor shall provide Licensee with the following initial training, assistance and consultation at its Broomfield, Colorado facilities and/or at other Licensor facilities at which it would be appropriate for Licensor to provide such services, including in connection with the collection of cells, laboratory results, delivery devices and clinical treatment protocols (“Other Licensor Facilities”):

1.	Physician Training:

Up to two (2) four-day training sessions, with each training session composed of:

•	Sixteen (16) hours of clinical observation, and

•	Sixteen (16) hours of physician-to-physician training.
2.	Laboratory Staff Training:

Up to two (2) ten-day training sessions.

3.	Engineering Staff Training:

Up to two (2) five-day training sessions.

All initial training sessions must be scheduled within one (1) year of the Effective Date.

After this initial training, during each year after the first year following the Effective Date, if requested by Licensee, Licensor shall provide Licensee with the following annual training at its Broomfield, Colorado facilities and/or at Other Licensor Facilities:

•	Physician Training: One (1) two-day training session composed of eight (8) hours of clinical observation, and eight (8) hours of physician-to-physician training.

•	Laboratory Staff Training: One (1) three-day training session.

Each of the training sessions described above shall be scheduled with the appropriate Licensor professional to be conducted at a mutually agreed upon date, but no training shall be scheduled less than thirty (30) days before the commencement date of training to allow proper scheduling for Licensor’s professionals.

If training in excess of that described in this Exhibit E is required by Licensee, the following hourly rates will apply:

•	Christopher Centeno, M.D.: Four Hundred U.S. Dollars ($400) per hour;
•	Other Physicians: Three Hundred U.S. Dollars ($300) per hour;
•	PhD staff: One Hundred Forty U.S. Dollars ($140) per hour; and
•	Non-PhD staff: Seventy-Five U.S. Dollars ($75) per hour.

EXHIBIT F

CENTENO SCHULTZ, P.C. PROFESSIONAL SERVICES

1.	CSC physician(s) will travel to the designated site on the following terms:

•	Physician’s daily rate will be Three Thousand Two Hundred U.S. Dollars ($3,200).
•	Physician will be given a per diem of $100 for food.
•	Physician’s round-trip, business class air travel, airport/hotel/facility transfers, and appropriate hotel accommodations will be arranged and paid by Licensee; if business class is not available, first class air travel will be provided. If scheduled flight is less than five (5) hours, physician will fly coach class.
•	Physician will be paid One Thousand Dollars ($1,000) for each day of travel time to go to the designated site on the day immediately prior to the date of services and to return from the travel site on the day immediately following the date of services.

2.	CSC staff personnel will travel to the designated site on the following terms:

•	Non-PhD staff’s daily rate will be Six Hundred U.S. Dollars ($600).
•	PhD staff’s daily rate will be One Thousand One Hundred Twenty U.S. Dollars ($1,120).
•	Staff will be given a per diem of $65 for food.
•	Staff’s round-trip, coach class air travel, airport/hotel/facility transfers, and appropriate hotel accommodations will be arranged and paid by Licensee.

3.	All daily rates, hourly rates and per diems will be invoiced from Licensor to Licensee in United States Dollars and such invoices are due “net 30.”

EXHIBIT G

STANDARD OPERATING PROCEDURES

105- Quality Assurance and Quality Control of Cells

106- Cryopreserving and Reactivating Bone Marrow Mononucleated and Mesenchmals Stem Cells

107- Doxycyline Preparation and Storage

114- Mesenchymal Stem Cell Colony Formation from Bone Marrow and Synovial Fluid

116-Platelet Rich Plasma Preparation for Platelet Lysate for Mesenchymal Stem Cell Expansion

117- Preparing Platelet Lysate Syringes for Injection, Storage and Use

123- Sample Control and Transport Procedure

128- Blood Bag Preparations for Whole Blood Donation

129- Requirements for Long Term Cryostorage in Vapor Phase of Liquid Nitrogen

132-Conditioned Plasma for Injection (notes-VEGF supernatant used for disc, TGF-beta for joints)

143-Mesencymal Stem Cell Expansion Procedure

144- Karyotype Analysis

103-Cell Culture Media and Reagent Preparation